Exhibit 2.1

EXECUTION COPY

TRANSACTION AGREEMENT

by and between

CANACCORD GENUITY GROWTH CORP.

and

COLUMBIA CARE LLC

dated as of November 21, 2018

EXECUTION COPY

EXECUTION COPY

EXECUTION COPY

EXECUTION COPY

SCHEDULES

Schedule “A”	Proposed Share Terms for CGGC

Schedule “B”	Certificate of Merger

TRANSACTION AGREEMENT

This TRANSACTION AGREEMENT (this “Agreement”), dated as of November 21, 2018, is entered into by and between Canaccord Genuity Growth Corp., a corporation existing under the laws of the Province of Ontario (“CGGC”), and Columbia Care LLC, a Delaware limited liability company (“Col-Care”). CGGC and Col-Care are each referred to herein as a “Party” and together as the “Parties.”

RECITALS

WHEREAS CGGC and Col-Care each desire that CGGC shall acquire all of the Col-Care Ownership Interests (as defined below) upon the terms and subject to the conditions set forth in this Agreement by means of a merger of Col-Care with and into a to-be-formed Delaware limited liability company of which CGGC shall be the sole member (“MergerSub”), with MergerSub surviving the merger (the “Col-Care Transaction”);

WHEREAS CGGC and Col-Care each acknowledges that the Col-Care Transaction is intended to constitute the “qualifying transaction” (as such term is defined in the Exchange Listing Manual and pertaining to special purpose acquisition corporations (“SPACs”)) (a “Qualifying Transaction”) of CGGC;

WHEREAS the CGGC Board (as defined below) has unanimously determined that the Col-Care Transaction is in the best interests of CGGC and fair to its shareholders, and has resolved to support the Col-Care Transaction and enter into this Agreement;

WHEREAS the Col-Care Board (as defined below) has unanimously determined that the Col-Care Transaction is in the best interests of Col-Care and fair to its members, and has resolved to support the Col-Care Transaction and enter into this Agreement;

WHEREAS the completion by CGGC of the Col-Care Transaction requires the approval by at least sixty-six and two-thirds percent (66 2/3%) of the votes cast in respect of the CGGC Transaction Resolutions and attached to CGGC Shares held by CGGC Shareholders present and voting either in person or by proxy at the CGGC Shareholder Meeting and, in each case, voting together as if they were holders of a single class of shares;

WHEREAS the completion by Col-Care of the Col-Care Transaction will require the affirmative vote, whether at a meeting or by a written consent, of the Col-Care Members holding greater than sixty percent (60%) of the outstanding Col-Care Common Units (as defined below);

WHEREAS each of the Sponsor and the directors and senior officers of CGGC who owns CGGC Shares has concurrently with the execution and delivery of this Agreement entered into a CGGC Support and Lock-Up Agreement with Col-Care; and

WHEREAS each of the directors, senior officers and certain Col-Care Members who owns Col-Care Common Units has concurrently with the execution and delivery of this Agreement entered into a Col-Care Support and Lock-Up Agreement with CGGC.

NOW, THEREFORE in consideration of the foregoing premises and the representations, warranties, covenants and agreements contained in this Agreement, and subject to the conditions set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

DEFINED TERMS

Section 1.01 CERTAIN DEFINITIONS. For purposes of this Agreement, including the Recitals:

“Acquisition Proposal” means, with respect to a Party, other than the transactions contemplated by this Agreement and any transaction or transactions involving only that Party or that Party and any Affiliate (or owner of an Affiliate) of that Party, any offer, proposal or inquiry (whether written or oral) from any Person or group of Persons or any Affiliate of any Person acting jointly or in concert after the date of this Agreement relating to: (a) any sale or disposition (or any lease, long-term supply agreement or other arrangement having the same economic effect as a sale), direct or indirect, of: (i) assets representing five percent (5%) or more of the consolidated assets of that Party or contributing five percent (5%) or more of the annual consolidated revenue of that Party (and in the case of Col-Care, including its Material Subsidiaries) or (ii) five percent (5%) or more of the voting or equity securities of that Party (or rights or interests in such voting or equity securities) (and in the case of Col-Care, including any of its Material Subsidiaries); (b) in the case of CGGC, a purchase, investment or other transaction that could reasonably be expected to constitute a “qualifying transaction” within the meaning ascribed to that term in the Exchange Listing Manual; (c) any take-over bid, exchange offer or other transaction that, if consummated, would result in such Person or group of Persons beneficially owning ten percent (10%) or more of any class of voting or equity securities of that Party (and in the case of Col-Care, including any of its Material Subsidiaries); (d) any plan of arrangement, merger, amalgamation, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution, winding up or exclusive license involving that Party (and in the case of Col-Care, including its Material Subsidiaries); (e) any other similar transaction or series of transactions involving that Party (and in the case of Col-Care, including its Material Subsidiaries); or (f) a material financing transaction.

“Affiliate” has the meaning ascribed to such term in National Instrument 45-106 Prospectus Exemptions.

“Aggregate Option Exercise Price” means the sum of the cash exercise prices payable upon exercise of all Col-Care Options (whether vested or not), other than any Col-Care Option that, as of the Effective Time, will have lapsed, expired or been cancelled or for which notice of exercise prior to the Effective Time has been provided prior the date that is five (5) Business Days prior the anticipated Closing Date.

“Agreement” has the meaning set forth in the Preamble.

“Agreement Date” means the date of this Agreement.

“Amendment” has the meaning set forth in Section 6.03(f).

“Associate” has the meaning set forth in section 1(1) of the Securities Act (Ontario).

“BCBCA” means the Business Corporations Act (British Columbia).

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in Toronto, Ontario, Canada or in the State of Massachusetts, United States of America.

“Canaccord Genuity” means Canaccord Genuity Corp. a corporation continued under the Business Corporations Act (Ontario).

“CAP LLC” means CC Capital Accumulation Plan LLC

“Cash-Out Amount” has the meaning set forth in Section 2.05(b)(iii).

“Certificate of Merger” has the meaning set forth in Section 2.01(b).

“CGGC” has the meaning set forth in the Preamble.

“CGGC Board” means the board of directors of CGGC, as constituted from time to time in accordance with the CGGC Constating Documents.

“CGGC Board Recommendation” has the meaning set forth in Section 2.03(b).

“CGGC Circular” means the notice of the CGGC Shareholder Meeting and accompanying management information circular, including all schedules, appendices and exhibits to, and information incorporated by reference in, such management information circular, to be sent to the CGGC Shareholders in connection with the CGGC Shareholder Meeting, as amended, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement and as required by applicable Law.

“CGGC Class A Restricted Voting Units” means the class A restricted voting units of CGGC, each consisting of one CGGC Class A Share and one CGGC Warrant.

“CGGC Class A Shares” means the class A restricted voting shares in the capital of CGGC.

“CGGC Class B Shares” means the class B shares in the capital of CGGC.

“CGGC Class B Units” means the class B units of CGGC, each consisting of one CGGC Class B Share and one CGGC Warrant.

“CGGC Common Shares” means the common shares in the capital of CGGC provided that following the Effective Time, the terms of the CGGC Common Shares shall be substantially similar to, and the Common Shares shall have substantially similar rights, as are set forth in “A” hereto.

“CGGC Constating Documents” means the Constating Documents of CGGC.

“CGGC Filings” means the filings made to the Canadian Securities Administrators by CGGC and posted on SEDAR in accordance with applicable Securities Laws.

“CGGC Financial Statements” has the meaning set forth in Section 4.12(a).

“CGGC Material Contracts” means the Contracts described as material contracts in the Final IPO Prospectus and the Subscription Receipt Agreement.

“CGGC Related Party” means the respective current officers, directors, promoters, partners or shareholders of CGGC.

“CGGC Resolutions” means the CGGC Transaction Resolutions and the resolutions of the CGGC Shareholders to be considered at the CGGC Shareholder Meeting (other than the CGGC Transaction Resolutions) (a) to approve the change in the name of CGGC to “Columbia Care Inc.”; (b) to approve an advance notice by-law; and (c) to delete any reference to the CGGC Shares from the articles of CGGC following the Closing and the conversion of the CGGC Shares into Common Shares, together with resolutions to consider such other matters as may be contemplated herein or agreed to in writing by Col-Care acting reasonably or required by the Exchange and/or the CGGC Securities Authorities.

“CGGC Retained Firms” has the meaning set forth in Section 5.03.

“CGGC Securities Authorities” means, collectively, the Alberta Securities Commission, British Columbia Securities Commission, Manitoba Securities Commission, Financial and Consumer Services Commission of New Brunswick, Office of the Superintendent of Securities Service Newfoundland and Labrador, Office of the Superintendent of Securities of the Northwest Territories, Nova Scotia Securities Commission, Nunavut Securities Office, Ontario Securities Commission, Office of the Superintendent of Securities of Prince Edward Island, Financial and Consumer Affairs Authority of Saskatchewan and Office of the Yukon Superintendent of Securities.

“CGGC Share Conversion” has the meaning set forth in Section 7.01(h).

“CGGC Shareholder Meeting” means the special meeting of CGGC Shareholders, including any adjournment or postponement of such special meeting in accordance with the terms of this Agreement, to be called for the purpose of considering and, if thought fit, approving the CGGC Resolutions.

“CGGC Shareholders” means (a) prior to the Effective Time, the registered holders or beneficial owners, as the context requires, of the CGGC Shares; and (b) at and after the Effective Time, the registered holders and/or beneficial owners, as the context requires, of the Common Shares.

“CGGC Shares” means the CGGC Class A Shares and the CGGC Class B Shares.

“CGGC Support and Lock-Up Agreement” means the voting support and lock-up agreements dated the date hereof between Col-Care and a CGGC Shareholder pursuant to which such CGGC Shareholder agrees, among other things, to vote their CGGC Shares (a) in favour of the CGGC Resolutions and (b) against any resolution(s) inconsistent therewith.

“CGGC Transaction Resolutions” means the special resolution of the CGGC Shareholders to approve, among other things, the amendment of the terms of the Common Shares and the creation of the Proportionate Voting Shares and the amalgamation and consolidation described herein and the ordinary resolution of the CGGC Shareholders to approve the Col-Care Transaction and to be considered at the CGGC Shareholder Meeting.

“CGGC Warrants” means the share purchase warrants issued pursuant to the Warrant Agency Agreement to acquire Common Shares becoming exercisable commencing on the date which is sixty-five (65) days after the completion of the Qualifying Transaction of CGGC, at an exercise price of CDN$3.45 per share, subject to adjustment upon consolidation of the Common Shares, which form part of the CGGC Class A Restricted Voting Units and the CGGC Class B Units, respectively.

“CGGI” means Canaccord Genuity Growth Inc., a corporation existing under the laws of the Province of Ontario.

“CGGI Amalgamation” has the meaning set forth in Section 7.01(i).

“CGGI Common Shares” has the meaning set forth in Section 4.06(a).

“Claim” has the meaning set forth in Section 9.14.

“Closing” has the meaning set forth in Section 2.01(d).

“Closing Col-Care Merger Consideration” means the sum of (i) US$1,350,000,000, plus (ii) the Aggregate Option Exercise Price, less (iii) the sum of all Cash-Out Amount payments, plus (iv) the aggregate fair market value of any consideration, including any interests in any Subsidiary of Col-Care, received by Col-Care in exchange for any Col-Care Common Units in respect of any such exchange that has occurred following the date hereof and prior the Effective Time.

“Closing Date” has the meaning set forth in Section 2.01(d).

“Closing Per Common Unit Merger Consideration” means the amount a holder of one Common Unit would be entitled to receive under the Operating Agreement upon a distribution on a Fully Diluted Basis of the Closing Col-Care Merger Consideration.

“Closing Per Profits Interest Unit Merger Consideration” means with respect to each Profits Interest Unit the amount a holder of such Profits Interest Unit would be entitled to receive under the Operating Agreement upon a distribution on a Fully-Diluted Basis of the Closing Col-Care Merger Consideration.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Col-Care” has the meaning set forth in the Preamble.

“Col-Care Board” means the managers and the board of directors of Col-Care, as constituted from time to time in accordance with the Col-Care Constating Documents.

“Col-Care Business” means the conduct, directly or indirectly, of one or more of the following activities: (a) the ownership, operation and/or management of any state-licensed cannabis or industrial hemp cultivation, manufacturing, production or distribution facilities, dispensaries or related businesses; (b) the development, manufacture, production, distribution and/or sale of any delivery, use or similar technology, in each case, relating to cannabis, including industrial hemp; and (c) the engagement in industrial and/or agricultural research and/or the development of any proprietary products or intellectual property, in each case, relating to cannabis, including industrial hemp.

“Col-Care Common Units” means the units of interest in Col-Care having the rights and obligations specified in, or otherwise applicable under, the Operating Agreement with respect to a Common Unit (as defined in the Operating Agreement).

“Col-Care Constating Documents” means the certificate of formation in respect of Col-Care dated January 29, 2013, and the Operating Agreement.

“Col-Care Disclosure Schedule” means the Col-Care disclosure schedule delivered by Col-Care to CGGC on the Agreement Date.

“Col-Care Excluded Option” means any Col-Care Option having an exercise price equal to the fair market value of the Col-Care Common Units issuable upon exercise of such Col-Care Option, including any such Col-Care Option arising from or attributable to a tag-along, conversion or similar right of any minority equity owner of a Subsidiary of Col-Care.

“Col-Care Financial Statements” means, the audited annual financial statements of Col-Care for the financial years ended December 31 2016 and 2017 and the unaudited financial statements of Col-Care for the nine month period ending September 30, 2018.

“Col-Care Group” means Col-Care and each of its Material Subsidiaries.

“Col-Care Member Approval” means the affirmative vote, whether at a meeting or by written consents by holders of greater than sixty percent (60%) of the outstanding Col-Care Common Units in respect of the Col-Care Transaction Resolution.

“Col-Care Members” means the holders of Col-Care Ownership Interests, from time to time, registered as such in the register of owners of Col-Care.

“Col-Care Options” means all outstanding options and warrants issued by Col-Care, and any tag-along, conversion or similar right granted by any Subsidiary of Col-Care, to acquire Col-Care Common Units, excluding any Col-Care Excluded Options.

“Col-Care Ownership Interests” means, collectively, the Col-Care Common Units and the Profits Interest Units.

“Col-Care Related Party” means the respective current officers, directors, partners or shareholders of each of Col-Care and any of its Subsidiaries.

“Col-Care Retained Firms” has the meaning set forth in Section 5.03.

“Col-Care Support and Lock-Up Agreements” means the voting support and lock-up agreements entered into between CGGC and each of the parties set forth in Section 1.01 of the Col-Care Disclosure Schedule, which such persons shall include each of the officers and directors of Col-Care and the holders of five percent (5%) or more of the issued and outstanding Col-Care Common Units.

“Col-Care Transaction” has the meaning set forth in the Recitals.

“Col-Care Transaction-Related Matters” has the meaning set forth in Section 5.03.

“Col-Care Transaction Resolution” means the written consents of the Col-Care Members, or the resolution(s) of the Col-Care Members at a Meeting, to approve the Col-Care Transaction.

“Common Share” shall have the meaning to be given that term in the Constating Documents of CGGC; provided that, immediately prior to the Effective Time, such term shall be substantially similar to and have substantially similar rights in such Constating Documents as are set forth in Schedule “A”, attached hereto.

“Confidentiality Agreement” has the meaning set forth in Section 6.01.

“Constating Documents” means memorandum of association, memorandum of continuance or articles of incorporation, amalgamation, or continuation, by-laws, constitution, operating agreement, limited liability company agreement or certificate of formation, as applicable, and all amendments to such memorandum of association, memorandum of continuance or articles, by-laws, constitution, operating agreement, limited liability company agreement or certificate.

“Contract” means any contract, lease, guarantee, permit, authorization, indenture, note, bond, mortgage, franchise or other agreement or instrument, commitment, obligation or binding arrangement with respect to which there are continuing rights, liabilities or obligations, whether oral or in writing.

“Control” (including the terms “controlled by” and “under common control with”), unless otherwise specified herein, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of share capital or other Equity Interests, as trustee or executor, by Contract or otherwise.

“Cormark” means Cormark Securities Inc.

“Corporate Records” has the meaning set forth in Section 3.11.

“Default Reorganization” has the meaning set forth in Section 6.03(a).

“DLLCA” means the Delaware Limited Liability Company Act, as amended.

“DOJ” has the meaning set forth in Section 6.02(c).

“Effective Time” has the meaning set forth in Section 2.01(b).

“Employee Plan” means all material employee benefit, fringe benefit, supplemental unemployment benefit, bonus, incentive, profit sharing, termination, change of control, pension, retirement, stock option, phantom stock, stock purchase, stock appreciation, health, welfare, medical, dental, disability, life insurance and similar plans, programs, arrangements or practices relating to the current or former directors, officers or employees of Col-Care or its Subsidiaries maintained, sponsored or funded by Col-Care or its Subsidiaries, whether written or oral, funded or unfunded, insured or self-insured, registered or unregistered under which Col-Care or its Subsidiaries may have any liability, contingent or otherwise, other than benefit plans established pursuant to statute.

“Enhanced Reorganization” has the meaning set forth in Section 6.03(b).

“Environmental Law” means any applicable Law relating to pollution or protection of the environment or natural resources or human exposure to Hazardous Materials.

“Equity Interest” means any share, capital stock or partnership, limited liability company, membership, member or similar interest in any Person and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable thereinto or therefor.

“Escrow Account” means the escrow account of CGGC established and maintained by the Escrow Agent, which holds in escrow the gross proceeds of the initial public offering of the CGGC Class A Restricted Voting Units, including the gross proceeds of the over-allotment option.

“Escrow Agent” means Odyssey Trust Company, in its capacity as escrow agent, under the Escrow Agreement, and its successors and permitted assigns.

“Escrow Agreement” means the escrow agreement dated September 20, 2018, among CGGC, the Escrow Agent, Canaccord Genuity and Cormark.

“Exchange” means the Aequitas NEO Exchange Inc.

“Exchange Listing Manual” means the Aequitas Neo Exchange Inc. Listing Manual.

“Exchange Ratio” shall mean the rate at which Proportionate Voting Shares convert with and into Common Shares under the CGGC Constating Documents.

“Expenses” means all fees and expenses incurred by CGGC in connection with the Col-Care Transaction, excluding fees and expenses associated with the Private Placement.

“FCPA” has the meaning set forth in Section 3.37.

“Final IPO Prospectus” means the final long-form prospectus of CGGC dated September 13, 2018, in connection with its initial public offering of CGGC Class A Restricted Voting Units.

“Foreign Private Issuer” has the same meaning as is given to the term “foreign private issuer” under Rule 405 of the Securities Act.

“Founders” means, collectively, CG Investments Inc., as the sponsor of CGGC, Kent Farrell, Neil Maruoka and James Merkur.

“Founders’ Shares” means the 4,046,458 CGGC Class B Shares originally purchased by the Founders prior to but in connection with the initial public offering of CGGC.

“FTC” has the meaning set forth in Section 6.02(c).

“Fully Diluted Basis” means, as of any date of determination, the sum of (i) the aggregate number of Common Units issued and outstanding immediately prior to the Effective Time, plus (ii) the aggregate number of Profits Interest Units issued and outstanding immediately prior to the Effective Time, plus (iii) the aggregate number of Common Units issuable upon the exercise in full of all Col-Care Options that are in-the-money and that are issued and outstanding immediately prior to the Effective Time (whether vested or not).

“Governmental Authority” means any: (a) country, nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, provincial, local, municipal, foreign or other government; (c) governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, organization, body or entity and any court or other tribunal), including, for greater certainty, a Securities Authority; (d) quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing; (e) applicable stock exchange; or (f) applicable self-regulatory organization.

“Governmental Authorization” means any consent, approval, permit, license, certificate, franchise, permission, variance, waiver, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law.

“Hazardous Materials” means any materials or wastes that are listed or defined in relevant form, quantity, concentration or condition as hazardous substances, hazardous wastes, hazardous materials, extremely hazardous substances, toxic substances, pollutants, contaminants or terms of similar import under any applicable Law.

“HSR” has the meaning set forth in Section 6.02(c).

“IFRS” means International Financial Reporting Standards (IFRS) promulgated by the International Accounting Standards Board (IASB), together with its pronouncements thereon from time to time, and applied on a consistent basis.

“Intellectual Property” means (a) computer software, (b) all trademarks, service marks, internet domain names and trade names, registrations and applications for registration of the foregoing, and the goodwill associated therewith and symbolized thereby, (c) patents and patent applications, (d) confidential and proprietary information, including trade secrets and know-how, and (e) copyrights and registrations and applications for registration of the foregoing

“Interim Period” has the meaning set forth in Section 5.01(a).

“IPO Underwriters” means Canaccord Genuity and Cormark.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means with respect to Col-Care, the actual knowledge, after making reasonable inquiries regarding the relevant matter, of the individuals set forth in Section 1.01 of the Col-Care Disclosure Schedule, and with respect to CGGC, the actual knowledge, after making reasonable inquiries regarding the relevant matter, of Michael Shuh and Daniel Chung.

“Law” means any federal, state, local, municipal, provincial, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, consent order, consent decree, decree, Order, judgment, rule, regulation, ruling, directive, regulatory guidance, agreement or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or with or under the authority of any Governmental Authority.

“Leased Properties” means the lands and premises leased by Col-Care and its Subsidiaries.

“Liens” means any lien, pledge, hypothecation, charge, mortgage, security interest, claim, option, right of first refusal, preemptive right, or community property interest or any restriction (except those contained in the applicable articles) on the voting of any security or the transfer of any security or asset, but excluding Intellectual Property licenses.

“Lock-up Agreements” means, collectively, the CGGC Support and Lock-Up Agreements and the Col-Care Support and Lock-Up Agreements.

“Material Adverse Effect” when used in connection with a Party means any change, event, occurrence, effect, state of facts or circumstance that, either individually or in the aggregate, is or would reasonably be expected to be material and adverse to the business, financial condition or results of operations of that Party and its Subsidiaries, taken as a whole, or would be reasonably expected to, prevent or materially delay that Party from consummating the transactions contemplated by this Agreement by the Outside Date, other than changes, events, occurrences, states of fact, effects, or circumstances that arise from or in connection with: (a) general political, economic, financial, currency exchange, securities, capital or credit market conditions in Canada or the United States; (b) any act of terrorism, war (whether or not declared), armed hostilities, riots, insurrection, civil disorder, military conflicts or other armed conflict, in each case, whether occurring within or outside of Canada or the United States; (c) any climatic or other natural events or conditions (including drought, and other weather conditions and any natural disaster); (d) any change or proposed change in Law (including taxation laws), IFRS, U.S. GAAP or accounting rules or the interpretation thereof applicable to the industries or markets in which either Party operates; (e) any change affecting the industries or markets in which such Party operates; (f) the announcement of the execution of this Agreement or the pending consummation of this Agreement, the Col-Care Transaction or other transactions contemplated by this Agreement; and (g) compliance with the terms of, and the taking of any action required by, this Agreement or the Col-Care Transaction, or the taking or not taking of any action at the request of, or with the consent of, the other Party.

“Material Contract” has the meaning set forth in Section 3.22(h) hereof.

“Material Subsidiary” has the meaning set forth in Section 1.01 of the Col-Care Disclosure Schedule.

“Misrepresentation” means an untrue statement of a material fact or an omission to state a material fact required or necessary to make the statements contained therein not misleading in light of the circumstances in which they are made.

“Money Laundering Laws” has the meaning set forth in Section 3.42(a) hereof.

“Non-U.S. Person” shall mean a Person other than a U.S. Person.

“Non-Voting Shares” means the non-voting common shares in the capital of CGGI issuable pursuant to the Subscription Receipts and which, upon the amalgamation of CGGI and CGGC, shall be exchanged for Common Shares on a one-for-one basis.

“Operating Agreement” means the Third Amended and Restated Operating Agreement of Col-Care dated as of June 1, 2017 and as amended in connection with the Col-Care Transaction.

“Order” means any order, writ, assessment, decision, injunction, decree, judgment, ruling, award, settlement or stipulation issued, promulgated or entered into by or with any Governmental Authority.

“Ordinary Course” means, with respect to an action taken by a Party, that such action (a) is consistent with the past practices of such Party and (b) is taken in the ordinary course of the operations of the business of such Party (in the case of Col-Care, it being understood that the Col-Care Group is engaged in the Col-Care Business in the ordinary course).

“OSC” means the Ontario Securities Commission.

“Outside Date” has the meaning set forth in Section 8.02(b)(i).

“Party” has the meaning set forth in the Preamble.

“PDF” means portable document format.

“Permitted Liens” means each of the following: (i) statutory liens for current Taxes which are not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings by a Party and its Subsidiaries, (ii) carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other similar statutory Liens arising in the Ordinary Course, (iii) Liens consisting of pledges or deposits required in the Ordinary Course of business in connection with workers’ compensation, unemployment insurance and other social security legislation or to secure liability to insurance carriers, (iv) any interest or title of a lessor or sublessor (or licensor or sublicensor), as lessor or sublessor, under any lease (or license) and any precautionary uniform commercial code financing statements filed under any lease that do not materially detract from the value of or interfere with a Party’s and its Subsidiaries’ present uses or occupancy of such property, (v) easements, rights of way and liens or restrictions on use that are imposed by law relating to zoning, building or land use, (vi) purchase money security interests and any Lien securing obligations reflected in the financial statements of a Party, and (vii) any other non-monetary encumbrance that does not materially detract from the value of or materially interfere with a Party’s and its Subsidiaries’ present uses or occupancy of their respective assets..

“Person” means an individual, company (including not-for-profit company), corporation (including a not-for-profit corporation), body corporate, general or limited partnership, limited liability partnership, limited liability company, unlimited liability corporation, joint venture, trust, estate, association, trustee, executor, administrator, legal representative, Governmental Authority, unincorporated organization or other entity of any kind or nature.

“Private Placement” means the private placement of the Subscription Receipts by CGGI completed on November 1, 2018, yielding aggregate gross proceeds of US$85,100,000.

“Proceeding” means any action, suit, claim (or counterclaim), cause of action, charge, complaint, litigation, arbitration, mediation, grievance, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, audit, examination or investigation commenced, brought, conducted or heard by or before any court or other Governmental Authority or any arbitrator or arbitration or mediation panel, or any administrative or supervisory action taken by a Governmental Authority.

“Profits Interest Units” means the units of interest in Col-Care having the rights and obligations specified in, or otherwise applicable under, the Operating Agreement with respect to a Profits Interest Unit (as defined in the Operating Agreement).

“Proportionate Voting Shares” shall have the meaning to be given that term in the Constating Documents of CGGC; provided, that such term shall be substantially similar to and have substantially similar rights in such Constating Documents as are set forth in Schedule “A”, attached hereto.

“Prospectus” means the preliminary prospectus and/or final prospectus of CGGC, and any amendment thereto, as the context requires, containing disclosure regarding, among other things, Col-Care and the completion of the Col-Care Transaction (and any related matters), as the Qualifying Transaction of CGGC.

“Qualified Investor” means a Col-Care Member or holder of a Col-Care Option, as applicable, that either (a) qualifies as an accredited investor, as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act, as mutually determined by CGGC and Col-Care in their reasonable discretion, or (b) otherwise may receive Proportionate Voting Shares in the Col-Care Transaction pursuant to an available exemption from the registration requirements of the Securities Act as mutually determined by CGGC and Col-Care in their reasonable discretion, including pursuant to Rule 701 of the Securities Act.

“Qualifying Transaction” has the meaning set forth in the Recitals.

“Recitals” means the recitals to this Agreement.

“Reorganization” has the meaning set forth in Section 6.03(c).

“Reorganizing Party” has the meaning set forth in Section 6.03(a).

“Replacement Option” means, with respect to any Col-Care Option, an option or warrant that is economically equivalent to such Col-Care Option.

“Representative” means, with respect to any Person, any Subsidiary of such Person and such Person’s and each of its respective Subsidiaries’ directors, officers, employees, investment bankers, financial advisors, attorneys, accountants or other advisors, agents or representatives.

“Restraints” has the meaning set forth in Section 7.01(f).

“Rights Amendment” has the meaning set forth in Section 3.42(b).

“Sanctioned Country” has the meaning set forth in Section 3.42(b).

“Sanctioned Person” has the meaning set forth in Section 3.42(b).

“Sanctions” has the meaning set forth in Section 3.42(b).

“Securities Act” means the United States Securities Act of 1933, as amended.

“Securities Authority” means the Ontario Securities Commission and any other applicable securities commission or securities regulatory authority of any province or territory of Canada or the United Sates, including the United States Securities and Exchange Commission.

“Securities Laws” means the Securities Act (Ontario) and all the securities laws of each province and territory of Canada, except Quebec, and the rules, regulations and policies of the Exchange.

“SEDAR” means the System for Electronic Document Analysis and Retrieval administered by the Canadian Securities Administrators.

“SPACs” has the meaning set forth in the Recitals.

“Sponsor” has the meaning set forth in the Final IPO Prospectus.

“SRA Contribution and Exchange” has the meaning set forth in Section 2.07(a)(iii).

“Subscription Receipt Agent” means Odyssey Trust Company, in its capacity as subscription receipt agent under the Subscription Receipt Agreement, and its successors and its permitted assigns.

“Subscription Receipt Agreement” means the subscription receipt agreement dated as of November 1, 2018, between CGGI, CGGC, Canaccord Genuity, Cormark and the Subscription Receipt Agent.

“Subscription Receipts” means the subscription receipts authorized, created and issued under the Subscription Receipt Agreement automatically exchangeable for Non-Voting Shares on a one-for-one basis.

“Subsidiary” of any Person means another Person, (a) an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, more than 50% of the Equity Interests of which) is owned directly or indirectly by such first Person or (b) which is otherwise controlled directly or indirectly by such first Person.

“Surviving Company” has the meaning set forth in Section 2.01(a).

“Target Amount” means an amount equal to US$110,900,000, less any amounts paid pursuant to the redemption of any CGGC Shares on or prior to the Effective Time.

“Tax” or “Taxes” means all: (a) taxes, charges, withholdings, fees, levies, imposts, duties and governmental fees or other like assessments or charges of any kind whatsoever in the nature of taxes imposed by any Governmental Authority responsible for the administration of Taxes (including those related to income, net income, gross income, receipts, capital, windfall profit, severance, property (real and personal), production, sales, goods and services, use, business and occupation, license, excise, registration, franchise, employment, payroll (including social security contributions), deductions at source, withholding, alternative or add-on minimum, intangibles, ad valorem, transfer, gains, stamp, customs, duties, estimated, transaction, title, capital, paid-up capital, profits, premium, value added, recording, inventory and merchandise, business privilege, federal highway use, commercial rent or environmental tax); (b) interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Authority (i) in connection with any item described in clause (a) or (ii) as a result of the failure to timely and accurately file any Tax Return; and (c) liabilities of any other Person for any items described in clause (a) and/or (b) payable by reason of transferee or successor liability to any party.

“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information required to be filed with or submitted to any Governmental Authority responsible for the administration of Taxes, including any amendment thereto.

“Treasury Regulations” means the regulations promulgated under the Code, as the same may be amended or supplemented from time to time.

“U.S. Cannabis Laws” has the meaning set forth in Section 3.14.

“U.S. GAAP” means United Stated generally accepted accounting principles applied on a consistent basis throughout the relevant periods.

“U.S. Person” shall have the meaning given that term in Rule 902 of Regulation S, promulgated under the Securities Act.

“Warrant Agency Agreement” means the warrant agency agreement dated September 20, 2018, between CGGC and the Warrant Agent providing for the creation and issuance of CGGC Warrants.

“Warrant Agent” means Odyssey Trust Company in its capacity as warrant agent under the Warrant Agency Agreement, and its successors and permitted assigns.

Section 1.02 INTERPRETATION.

(a) When a reference is made in this Agreement to an Article, Section or Schedule, such reference shall be to an Article or Section of, or a Schedule to, this Agreement unless otherwise indicated.

(b) The table of contents, headings and index of defined terms contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(c) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “will” shall be construed to have the same meaning and effect of the word “shall.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”

(d) The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

(e) References to a Person are also to its successors and permitted assigns. All terms defined in this Agreement shall have the respective defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.

(f) The definitions contained in this Agreement are applicable to the singular as well as the plural form of such terms and any gender form of such term.

(g) Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.

(h) The Schedules to this Agreement, including the Col-Care Disclosure Schedule, are hereby incorporated and made a part hereof and are an integral part of this Agreement. Any matter set forth in any section of the Col-Care Disclosure Schedule shall be deemed to be referred to and incorporated in any section to which it is specifically referenced or cross-referenced and also in all other sections of the Col-Care Disclosure Schedule to which such matter’s application or relevance is reasonably apparent. Any capitalized term used in any Schedule or, the Col-Care Disclosure Schedule but not otherwise defined therein shall have the meaning given to such term herein.

(i) Where used with respect to information, the phrases “delivered” or “made available” shall mean that the information referred to has been physically or electronically delivered to the relevant Party or its respective Representative and, in the case of being “made available” to CGGC, material that has been posted in the electronic data room hosted by Venue by Donnelly Financial Solutions maintained by or on behalf of Col-Care in connection with the transactions contemplated by this Agreement.

(j) A period of time is to be computed as beginning on the day following the event that began the period and ending at 11:59 p.m. (Toronto time) on the last day of the period, if the last day of the period is a Business Day, or at 11:59 p.m. (Toronto time) on the next Business Day if the last day of the period is not a Business Day.

(k) All dollar amounts referred to in this Agreement are stated in Canadian Dollars unless otherwise specified.

ARTICLE II

TRANSACTION

Section 2.01 TRANSACTION. The Parties agree that:

(a) The Col-Care Transaction. Subject to the terms and conditions of this Agreement and in accordance with the DLLCA, at the Effective Time, Col-Care and MergerSub shall consummate the Col-Care Transaction through a merger pursuant to which (i) Col-Care shall be merged with and into MergerSub and the separate corporate existence of Col-Care shall thereupon cease, and (ii) the MergerSub shall be the surviving entity in the Col-Care Transaction (the “Surviving Company”) and shall continue to be governed by the laws of the State of Delaware. The Col-Care Transaction shall have the effects specified in the DLLCA.

(b) Effective Time. On the Closing Date, MergerSub and Col-Care shall duly execute a certificate of merger in the form attached hereto as Schedule “B” (the “Certificate of Merger”) and file such Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DLLCA. The Col-Care Transaction shall become effective at such time as the Certificate of Merger, accompanied by payment of the filing fee (as provided in the DLLCA), has been examined by and received the endorsed approval of the Secretary of State of the State of Delaware or at such other time set forth in the Certificate of Merger as mutually agreed by Col-Care and CGGC (the “Effective Time”).

(c) Certificate of Formation and Operating Agreement. As of the Effective Time, by virtue of the Col-Care Transaction and without any action on the part of MergerSub, Col-Care or any other Person being required, the certificate of formation and limited liability company agreement of MergerSub shall be the certificate of formation and limited liability company agreement of the Surviving Company until thereafter amended as provided by Law and the terms of such certificate of formation and limited liability company agreement, as applicable; provided, however, the name of the Surviving Company shall be “Columbia Care LLC.”

(d) Closing. The closing of the Col-Care Transaction (the “Closing”) shall occur on the fifth Business Day following the date on which the conditions set forth in Section 7.01, Section 7.02 and Section 7.03 have been satisfied or waived (other than conditions that are to be satisfied by actions at the Closing), or such other date as the Parties may agree to in writing. The date on which the Closing occurs pursuant to the foregoing sentence is referred to in this Agreement as the “Closing Date.”

(e) Managers and Officers. The managers and officers of MergerSub immediately prior to the Effective Time shall be the managers and officers of the Surviving Company, each to hold office in accordance with the certificate of formation and limited liability company agreement of the Surviving Company until their respective successors are duly appointed or elected and qualified or until their respective earlier death, resignation or removal, as the case may be.

Section 2.02 THE CGGC SHAREHOLDER MEETING. Subject to the terms of this Agreement, CGGC shall:

(a) convene and conduct the CGGC Shareholder Meeting in accordance with the CGGC Constating Documents and applicable Law on or before March 22, 2019, for the purpose of considering the CGGC Resolutions, and not adjourn, postpone or cancel (or propose the adjournment, postponement or cancellation of) the CGGC Shareholder Meeting without the prior written consent of Col-Care (which consent will not be unreasonably withheld or delayed), except in the case of an adjournment or postponement as required by applicable Law or for quorum purposes;

(b) solicit proxies (without being obliged to engage a proxy solicitation agent) in favour of the approval of the CGGC Resolutions and against any resolution inconsistent with the CGGC Resolutions;

(c) consult with Col-Care in fixing the date of the CGGC Shareholder Meeting and the record date for purposes of notice thereof and voting there at, give notice to Col-Care of the CGGC Shareholder Meeting and allow Col-Care’s Representatives to attend the CGGC Shareholder Meeting;

(d) promptly advise Col-Care at such times as Col-Care may reasonably request and at least on a daily basis on each of the last ten (10) Business Days prior to the date of the CGGC Shareholder Meeting, as to the tally of the proxies and other voting documentation received by CGGC in respect of the CGGC Resolutions and other matters to be voted upon at the CGGC Shareholder Meeting and the numbers of notices of redemption of CGGC Class A Restricted Voting Units by on or behalf of the holders thereof; and

(e) not change the record date for the CGGC Shareholders entitled to notice of or to vote at the CGGC Shareholder Meeting in connection with any adjournment or postponement of the CGGC Shareholder Meeting, or change any other matters in connection with the CGGC Shareholder Meeting unless required by Law or consented to in writing by Col-Care (which consent will not be unreasonably withheld or delayed).

Section 2.03 THE CGGC CIRCULAR

(a) CGGC shall, as promptly as reasonably practicable, prepare and complete, in consultation with Col-Care, the CGGC Circular together with any other documents required by Law in connection with the CGGC Shareholder Meeting and the Col-Care Transaction, and CGGC shall, subject to obtaining Exchange approval and receipts for its final Prospectus from the CGGC Securities Authorities, cause the CGGC Circular and such other documents to be filed with the CGGC Securities Authorities and sent to each CGGC Shareholder and other Persons as required by applicable Law, in each case so as to permit the CGGC Shareholder Meeting to be held by the date determined pursuant to Section 2.02(a).

(b) CGGC shall ensure that the CGGC Circular complies in all material respects with applicable Law, does not contain any Misrepresentation (except that CGGC shall not be responsible for any information relating to Col-Care and its Subsidiaries, or its business and affairs that is contained in the CGGC Circular and that was approved for inclusion therein by Col-Care, acting reasonably) and provides CGGC Shareholders with sufficient information to permit them to form a reasoned judgment concerning the matters to be placed before the CGGC Shareholder Meeting. Without limiting the generality of the foregoing, the CGGC Circular must include a statement that the CGGC Board has unanimously determined that the CGGC Resolutions are in the best interests of CGGC and fair to the CGGC Shareholders and recommends that the CGGC Shareholders vote in favour of the CGGC Resolutions (the “CGGC Board Recommendation”) and must include a statement that the Sponsor and each director and senior officer of CGGC will vote all their CGGC Shares in favour of the CGGC Resolutions, and against any resolution that is inconsistent therewith, and will not be redeeming any of their CGGC Shares.

(c) CGGC shall give Col-Care and its auditors and legal counsel a reasonable opportunity to review and comment on drafts of the CGGC Circular and other related documents, and shall give reasonable consideration to any comments made by Col-Care and its auditors and counsel, and agrees that all information relating to Col-Care included in the CGGC Circular must be in a form and content satisfactory to Col-Care, acting reasonably.

(d) Col-Care shall provide to CGGC in writing all necessary information concerning Col-Care that is required by Law to be included by CGGC in the CGGC Circular or other related documents, use reasonable commercial efforts to obtain any necessary consents from any of its auditors and any other advisors to the use of any financial, technical or other expert information required to be included in the CGGC Circular and to the identification in the CGGC Circular of each such advisor, and shall ensure that such information does not contain any Misrepresentation concerning Col-Care.

(e) Each Party shall promptly notify the other Party if it becomes aware that the CGGC Circular contains a Misrepresentation or otherwise requires an amendment or supplement. The Parties shall cooperate in the preparation of any such amendment or supplement as required or appropriate, and CGGC shall promptly mail, file or otherwise publicly disseminate any such amendment or supplement to the CGGC Shareholders and file the same with the CGGC Securities Authorities or any other Governmental Authority as required.

Section 2.04 THE PROSPECTUS.

(a) CGGC shall, in consultation with Col-Care and its advisors, as promptly as reasonably practicable, prepare and file the Prospectus with the Exchange and the OSC and the CGGC Securities Authorities, in accordance with the Exchange Listing Manual (pertaining to SPACs) as reflected in the

Final IPO Prospectus. Col-Care further agrees to provide such assistance as may be reasonably required in connection with the preparation of the Prospectus, and CGGC agrees that all information relating to Col-Care or its Subsidiaries in the Prospectus, including the financial statements referred to in Section 2.04(b), must be in a form and content satisfactory to Col-Care, acting reasonably.

(b) Col-Care shall provide CGGC and its auditor access to and the opportunity to review all financial statements and financial information of Col-Care that is required in connection with the preparation of the Prospectus (including the Col-Care Financial Statements). Col-Care hereby: (i) consents to the inclusion of any such financial statements in the Prospectus, and (ii) agrees to provide appropriate signatures where required and to obtain any necessary consents from any of its auditors and any other advisors to the use of any financial or other expert information required to be included in the Prospectus. Col-Care further agrees to provide such financial information and assistance as may be reasonably required in connection with any pre-filing or exemptive relief application in respect of disclosure in the Prospectus and in connection with the preparation of any pro-forma financial statements for inclusion in the Prospectus.

(c) The Parties shall cooperate with one another in connection with the preparation and filing of the Prospectus and shall use their commercially reasonable efforts to obtain the approval of the Exchange and a receipt for CGGC’s final Prospectus from the CGGC Securities Authorities, including providing or submitting on a timely basis all documentation and information that is reasonably required or advisable in connection with obtaining such approvals. Upon the reasonable request of CGGC, Col-Care shall cause its directors and executive officers who are required or requested by a Governmental Authority to deliver personal information forms under the rules of the Exchange and/or Securities Laws to complete and deliver such forms in a timely manner.

(d) The Parties shall jointly seek to ensure that the Prospectus complies in all material respects with applicable Law, does not contain any Misrepresentation (except that CGGC shall not be responsible for any information or financial statements relating to Col-Care or its Subsidiaries that was approved for inclusion therein by Col-Care, acting reasonably), and is in a form satisfactory to the Exchange and to the CGGC Securities Authorities in order to obtain a receipt from the CGGC Securities Authorities in respect thereof.

(e) CGGC shall give Col-Care and its auditors and legal counsel a reasonable opportunity to review and comment on drafts of the Prospectus and other related documents, and shall give reasonable consideration to any comments made by Col-Care and its auditors and legal counsel and agrees that all information relating to Col-Care included in the Prospectus must be in a form and content satisfactory to Col-Care, acting reasonably, and shall, subject to obtaining Exchange clearance and receipt of CGGC’s final Prospectus from the CGGC Securities Authorities, cause the Prospectus to be filed on SEDAR (and sent to each CGGC Shareholder) as required by applicable Law.

Section 2.05 CLOSING MECHANICS. Upon the terms and subject to the conditions of this Agreement, as of the Effective Time, by virtue of the Col-Care Transaction and without any action on the part of any Col-Care Member or any holders of any limited liability company interests of MergerSub:

(a) LLC Interests of MergerSub. Each of the issued and outstanding units of ownership of MergerSub immediately prior to the Effective Time shall, by virtue of the Col-Care Transaction and without any action on the part of the holder thereof, remain outstanding as one unit of ownership of the Surviving Company following the Col-Care Transaction, and, other than as set forth in Section 2.05(d), such interests shall constitute the only outstanding limited liability company interests of the Surviving Company.

(b) Conversion of Col-Care Common Units and Profits Interest Units. Each Col-Care Common Unit and each Profits Interest Unit that is outstanding immediately prior to the Effective Time and held of record by:

(i)

a Non-U.S. Person shall automatically be converted into such number of Common Shares as is equal to the Closing Per Common Unit Merger Consideration or Closing Per Profits Interest Unit Merger Consideration, as applicable, divided by the price per Common Share which shall be equal to (x) the Target Amount divided by (y) the total number of CGGC Shares outstanding immediately prior to the Col-Care Transaction;

(ii)

a U.S. Person that is, to the reasonable belief of Col-Care and CGGC, a Qualified Investor shall automatically be converted into such number of Proportionate Voting Shares as is equal to the Closing Per Common Unit Merger Consideration or the Closing Per Profits Interest Unit Merger Consideration, as applicable, divided by the price per Proportionate Voting Share which shall be equal to (x) an amount equal to the Target Amount divided by (y) the total number of CGGC Shares outstanding immediately prior to the Col-Care Transaction and (z) multiplied by the Exchange Ratio; and

(iii)

a U.S. Person that is not, to the reasonable belief of Col-Care and CGGC, a Qualified Investor shall be automatically converted into the right to receive cash of Col-Care in the amount of the Cash-Out Amount with respect to each Col-Care Common Unit and each Profits Interest Unit held by such Person. As used herein, the “Cash-Out Amount” per Col-Care Common Unit or Profits Interest Unit shall be an amount in cash equal to the Closing Per Common Unit Merger Consideration or the Closing Per Profits Interest Unit Merger Consideration, as applicable.

(c) Col-Care Options. Each Col-Care Option that has not lapsed, expired, been cancelled or exercised, or exchanged for a Replacement Option on or prior to the Effective Time and is held of record by:

(i)

a Non-U.S. Person shall continue according to its terms, provided that, if and to the extent not addressed by such terms, such Col-Care Option shall be automatically adjusted from and after the Effective Time such that, upon the exercise of such Col-Care Option after the Effective Time, the holder thereof would receive such number of Common Shares as such holder would have received had such holder exercised such Col-Care Option immediately prior to the Effective Time and received Common Shares in accordance with Section 2.05(b)(i) and the total exercise price in respect of such Col-Care Option shall be proportionally and equitably adjusted among the total number of Common Shares then issued in respect of such Col-Care Option;

(ii)

a U.S. Person that is, to the reasonable belief of Col-Care and CGGC, a Qualified Investor shall continue according to its terms, provided that, if and to the extent not addressed by such terms, such Col-Care Option shall be automatically adjusted from and after the Effective Time such that, upon the exercise of such Col-Care Option after the Effective Time, the holder thereof would receive such number of Proportionate Voting Shares as such holder would have received had such holder exercised such Col-Care Option immediately prior to the Effective Time and received Proportionate Voting Shares in accordance with Section 2.05(b)(ii) and the total exercise price in respect of such Col-Care Option shall be proportionally and equitably adjusted among the total number of Proportionate Voting Shares then issued in respect of such Col-Care Option; and

(iii)

a U.S. Person that is not, to the reasonable belief of Col-Care and CGGC, a Qualified Investor shall be automatically converted into the right to receive cash of Col-Care in the amount of (A) the Cash-Out Amount with respect to each Col-Care Common Unit that would have been received by such holder if such holder had exercised such Col-Care Option immediately prior to the Effective Time over (B) the cash exercise price to acquire such Common Units issuable upon the exercise of such Col-Care Option and the Col-Care Common Unit received by such holder pursuant to such exercise were converted into the right to receive cash of Col-Care pursuant to Section 2.05(b)(iii).

(d) Surviving Company Issuances. As consideration for CGGC issuing the Common Shares and the Proportionate Voting Shares to former holders of Col-Care Common Units and Profits Interest Units as contemplated in Section 2.05(b) the Surviving Company shall issue to CGGC one unit of ownership for each Common Share or Proportionate Voting Share that is issued by CGGC pursuant to the transactions contemplated in Section 2.05(b).

(e) CGGC Stated Capital. CGGC shall add to its capital account pursuant to the BCBCA in respect of the Common Shares and the Proportionate Voting Shares, respectively, an amount which is equal to the fair market value of the ownership units issued by the Surviving Company to CGGC, as contemplated in Section 2.05(d), in respect of the Common Shares or Proportionate Voting Shares, as applicable, issued to former holders of Col-Care Common Units and Profits Interest Units.

(f) Other Rights. Col-Care shall use commercially reasonable efforts to amend the terms of all securities convertible into or exchangeable or exercisable for, and any other rights to acquire (including those rights under any Contract), Col-Care Common Units or each Profits Interest Units (other than Col-Care Options) to provide that such securities or other rights are exercisable or convertible or exchangeable for CGGC Common Shares on the same basis as the Col-Care Common Units at the Effective Time (each, a “Rights Amendment”).

(g) Qualified Investors. For the purposes of this Agreement, if Col-Care and CGGC cannot agree, based on their reasonable belief, whether a U.S. Person is a Qualified Investor, such U.S. Person shall be deemed not to be a Qualified Investor in connection with the Col-Care Transaction.

(h) Appraisal Rights. Appraisal rights shall not be available to Col-Care Members in respect of the Col-Care Transaction notwithstanding that such rights are permitted by Section 18-210 of the DLLCA.

Section 2.06 CLOSING.

(a) At least five (5) Business Days prior to the anticipated Closing Date, Col-Care shall prepare and deliver to CGGC a written statement setting forth a list of (i) the Col-Care Members and the holders of Col-Care Options that are Non-U.S. Persons and the Col-Care Members that are U.S. Persons that are Qualified Investors (including addresses for such Persons), the number of Col-Care Ownership Interests or Col-Care Options held by such Col-Care Members and holders of Col-Care Options, the number of Common Shares and Proportionate Voting Shares, respectively, each such Col-Care Member is entitled to receive in accordance with Section 2.05(b)(i) and Section 2.05(b)(ii) and each such holder of Col-Care Options is entitled to receive in accordance with Section 2.05(c)(i) and Section 2.05(c)(ii), and (ii) the

Col-Care Members and the holders of Col-Care Options that are U.S. Persons that are not Qualified Investors (including addresses for such Persons), the number of Col-Care Ownership Interests or Col-Care Options held by such Col-Care Members and holders of Col-Care Options, and the amount of any Cash-Out Amount paid or payable to such Persons pursuant to Section 2.05(b)(iii) and Section 2.05(c)(iii) hereinabove, in each case together with copies of all letters of transmittal completed and delivered by such Col-Care Members and holders of Col-Care Options and such other supporting documentation as CGGC may reasonably request.

(b) Contemporaneously with any written consent delivered to the Col-Care Members to approve the Col-Care Transaction, Col-Care shall send, or shall cause its agent to send, to each record holder of Col-Care Common Units or Profits Interest Units that may be converted into Common Shares or Proportionate Voting Shares, a letter of transmittal and instructions (which letter of transmittal will be in customary form and have such other provisions as CGGC and the Surviving Company may reasonably specify) for use in such exchange. In addition and as a part of such letter of transmittal, each such Col-Care Member will be required to (i) identify if they are a U.S. Person or a non-U.S. Person and (ii) indicate if they are a Qualified Investor. CGGC shall continue to collect and receive all such letters of transmittal after the Effective Time to the extent not received prior to the Effective Time. With respect to any Col-Care Member that is not a Qualified Investor, such letter of transmittal shall specify delivery and payment instructions for the payment of the Cash-Out Amount.

(c) At the Effective Time, the stock transfer books of Col-Care shall be closed and thereafter, there shall be no further registration or transfers of Col-Care Common Units or Profits Interest Units on the transfer books of Col-Care.

Section 2.07 TAX TREATMENT.

(a) The Parties acknowledge and agree that the transactions pursuant to this Agreement are intended to be treated for U.S. federal income Tax purposes and any applicable U.S. state or local income Tax purposes in the manner set forth in this Section 2.07(a).

(i)	CGGC shall be treated as a domestic corporation for U.S. federal income tax purposes under Section 7874(b) of the Code.

(ii)

Pursuant to Treasury Regulations § 1.7874-2(j)(1), the deemed conversion of CGGC from a foreign corporation to a domestic corporation by reason of Section 7874(b) of the Code shall be treated as a reorganization under Section 368(a)(1)(F) of the Code occurring on the day immediately preceding the Closing Date.

(iii)

The conversion, if any, of Subscription Receipts for Non-Voting Shares pursuant to the Subscription Receipt Agreement shall be disregarded, and the transactions pursuant to the Subscription Receipt Agreement shall be treated as a contribution of cash by the holders of Subscription Receipts (as defined in the Subscription Receipt Agreement) in exchange for Common Shares (such contribution and exchange, the “SRA Contribution and Exchange”).

(iv)

The CGGC Share Conversion, the SRA Contribution and Exchange, and the Col-Care Transaction shall be treated as a single integrated transaction in which no gain or loss is recognized under Sections 351 and 1032 of the Code.

(b) Each Party shall use its best efforts to cause the transactions pursuant to this Agreement to be treated for U.S. federal income Tax purposes and any applicable U.S. state or local income Tax purposes in the manner set forth in Section 2.07(a). No Party shall take any action, fail to take any action, cause any action to be taken or knowingly cause any action to fail to be taken that could reasonably be expected to prevent the transactions pursuant to this Agreement being treated in the manner set forth in Section 2.07(a). Each Party hereto agrees to act in good faith, consistent with the terms of this Agreement and the intent of the Parties and the intended treatment of such transactions as set forth in Section 2.07(a). Each Party shall retain such records and file such information as is required to be retained and filed pursuant to Treasury Regulations § 1.351-3 in connection with the transaction set forth in Section 2.07(a)(iv). Notwithstanding anything to the contrary in this Agreement, including Section 2.07, no Party makes any representation, warranty or covenant to any other party regarding the tax treatment of the transactions contemplated by this Agreement.

(c) Upon the written request of Col-Care, the Parties will make such changes to this Agreement as are necessary to cause MergerSub to merge with and into Col-Care such that Col-Care becomes the Surviving Company and the separate corporate existence of MergerSub shall thereupon cease pursuant to Section 2.01 and pursuant the Certificate of Merger attached hereto as Schedule “B”.

Section 2.08 WITHHOLDING TAXES. CGGC, the Surviving Company and Col-Care, as applicable, shall be entitled to deduct and withhold from any consideration, including by way of the sale of CGGC Common Shares by CGGC on behalf of the Person, otherwise payable or otherwise deliverable to a Person under the Col-Care Transaction or otherwise hereunder such amounts as it is required to deduct and withhold from such consideration under any provision of any Laws in respect of Taxes. Any such amounts will be deducted, withheld and remitted to the appropriate Governmental Authority from the consideration payable pursuant to the Col-Care Transaction and shall be treated for all purposes under this Agreement as having been paid to the Person in respect of which such deduction, withholding and remittance was made; provided that such deducted and withheld amounts are actually remitted to the appropriate Governmental Authority.

Section 2.09 ANNOUNCEMENT AND SHAREHOLDER COMMUNICATIONS. The Parties shall publicly announce the transactions contemplated hereby promptly following the execution of this Agreement, the text and timing of such announcement to be approved by each Party in advance, acting reasonably. Neither Col-Care nor CGGC may inform, other than in consultation with the other and in the necessary course of business and on a confidential basis, another Person of a material fact or material change with respect to Col-Care or CGGC before the material fact or material change has been publicly disclosed. No Party shall:

(a) otherwise issue any press release or otherwise make any public announcement with respect to this Agreement or the Col-Care Transaction without the consent of the other Party (which consent shall not be unreasonably withheld or delayed); or

(b) make any filing with any Governmental Authority with respect thereto without prior consultation with the other Party other than as set forth in the Col-Care Disclosure Schedule;

provided that the foregoing shall be subject to each Party’s overriding obligation to make any disclosure or filing pursuant to this Agreement or Law or stock exchange rules, and the Party making such disclosure or filing shall use commercially reasonable efforts to give prior written notice to the other Party and a reasonable opportunity to review or comment on such disclosure or filing, and if such prior notice is not possible, to give such notice immediately following the making of such disclosure or filing.

Section 2.10 U.S. SECURITIES LAW MATTERS.

(a) Compliance with Laws. Common Shares and Proportionate Voting Shares are being issued by CGGC in the Col-Care Transaction pursuant to an exemption from the registration requirements of the Securities Act pursuant to Rule 506 of Regulation D promulgated under the Securities Act and will not be registered under the Securities Act or any state securities laws. Such shares shall be “restricted securities” within the meaning of Rule 144 under the Securities Act and any disposition of such shares by the holder thereof will need to be made pursuant to an effective registration of the shares under the Securities Act or pursuant to an available exemption from such registration requirements. Each holder of Common Shares or Proportionate Voting Shares covenants that such Common Shares or Proportionate Voting Shares may be disposed of only pursuant to an effective registration statement under, and in compliance with the requirements of, the Securities Act, or pursuant to an available exemption from, or in a transaction not subject to, the registration requirements of the Securities Act, and in compliance with any applicable state and federal securities laws. In connection with any transfer of the Common Shares or Proportionate Voting Shares other than (i) pursuant to an effective registration statement or (ii) pursuant to Rule 144 (provided that the holder provides CGGC with reasonable assurances (in the form of seller and, if applicable, broker representation letters) that the securities may be sold pursuant to such rule), CGGC may require the transferor thereof to provide to CGGC an opinion of counsel selected by the transferor and reasonably acceptable to CGGC, the form and substance of which opinion shall be reasonably satisfactory to CGGC, to the effect that such transfer does not require registration of such transferred Common Shares or Proportionate Voting Shares under the Securities Act.

(b) Legends. Certificates evidencing the Common Shares and the Proportionate Voting Shares shall bear any legend as required by the “blue sky” laws of any state and a restrictive legend in substantially the following form:

THESE COMMON SHARES/PROPORTIONATE VOTING SHARES HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR APPLICABLE STATE SECURITIES LAWS. THE COMMON SHARES/PROPORTIONATE VOTING SHARES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR (B) AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS OR BLUE SKY LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL REASONABLY SATISFACTORY TO CGGC AND ITS TRANSFER AGENT OR (II) UNLESS SOLD PURSUANT TO RULE 144 UNDER THE SECURITIES ACT.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COL-CARE

Except as set forth in the Col-Care Disclosure Schedule, Col-Care hereby represents and warrants to CGGC as follows, and acknowledges and agrees that CGGC is relying upon such representations and warranties in connection with the entering into of this Agreement:

Section 3.01 INCORPORATION AND QUALIFICATION. Col-Care is a limited liability company duly organized, validly existing, and in good standing under the laws of the state of Delaware and has the limited liability company power to own and operate its property, carry on its business and enter into this Agreement and to consummate the Col-Care Transaction subject to the terms and conditions contained in this Agreement. Col-Care has delivered a copy of the Operating Agreement to CGGC. Col-Care and its Material Subsidiaries are duly qualified, licensed or registered to carry on business in each jurisdiction in which the character of their assets and properties, owned, leased, licensed or otherwise held, or the nature of their activities makes such qualification, licensing or registration necessary, and have all Governmental Authorizations required to own, lease and operate their properties and to carry on their businesses as now conducted, except where the failure to be so qualified, licensed or registered, or the failure to have such Governmental Authorizations would not, individually or in the aggregate, have a Material Adverse Effect on Col-Care or its Subsidiaries. No steps or proceedings have been taken by any Person, voluntary or otherwise, requiring or authorizing the dissolution or winding up of Col-Care or its Material Subsidiaries.

Section 3.02 CORPORATE AUTHORIZATION. Subject to the Col-Care Member Approval, Col-Care has taken all action required by Law, its certificate of formation, the Operating Agreement or otherwise to authorize the execution and delivery and performance by Col-Care of this Agreement and such other agreements as contemplated herein, and to consummate the Col-Care Transaction. No other approvals of Col-Care are necessary to authorize the execution and delivery by it of this Agreement or the consummation of the transactions contemplated by this Agreement.

Section 3.03 EXECUTION AND BINDING OBLIGATION. This Agreement has been duly executed and delivered by Col-Care and constitutes the legal, valid and binding obligation and agreement of Col-Care enforceable against it in accordance with its terms, subject to Col-Care Member Approval and any limitation under bankruptcy, insolvency or other Law affecting the enforcement of creditors’ rights generally and the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

Section 3.04 SUBSIDIARIES. Other than the Col-Care Group, no Subsidiary of Col-Care owns any material assets (other than equity interests in other Subsidiaries of Col-Care), has any material liabilities or obligations (contingent or otherwise), has any current operations, is subject to or a party to any order or judgement or has any employees.

Section 3.05 GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by Col-Care of its obligations under this Agreement and the consummation of the Col-Care Transaction and the other transactions contemplated hereby do not require any Governmental Authorization or other action by or in respect of, or filing with, or notification to, any Governmental Authority by Col-Care or by any of its Material Subsidiaries other than (a) the filing of a pre-merger notification and report by Col-Care under the HSR Act, and the expiration or termination of applicable waiting periods thereunder, (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and (c) any Governmental Authorizations which, if not obtained, or any other actions by or in respect of, or filings with, or notifications to, any Governmental Authority which, if not taken or made, would not (i) individually or in the aggregate, materially impede the ability of Col-Care to consummate the Col-Care Transaction and the other transactions contemplated hereby, or (ii) would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Col-Care or any of its Subsidiaries.

Section 3.06 NO CONFLICT. The execution, delivery and performance, and consummation of the transactions contemplated by the Agreement by Col-Care, and its Material Subsidiaries:

(a) do not and will not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition) constitute or result in a violation or breach of, or conflict with, or allow any Person to exercise any rights under, any of the terms or provisions of any of Col-Care’s or its Material Subsidiaries’ Constating Documents (including its certificate of formation and the Operating Agreement) except any consents required for Closing which will be obtained by such time;

(b) do not and will not (or would not with the giving of notice, the lapse of time or the happening or any other event or condition) constitute or result in a breach or violation of, or conflict with or allow any Person to exercise any rights under, any of the terms or provisions of any Col-Care Material Contract;

(c) do not and will not result in a breach of, or cause the termination or revocation of, any Governmental Authorization held by Col-Care or any of its Material Subsidiaries or the operation of Col-Care’s business as presently conducted;

(d) do not and will not violate, conflict with, or constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or cause the acceleration of the maturity of any liability or obligation pursuant to, or result in the creation or imposition of any security interest, lien, charge or other encumbrance upon any of the property or assets of Col-Care or any of its Material Subsidiaries under any note, bond, mortgage, indenture, deed of trust, license, lease, contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which Col-Care or any of its Material Subsidiaries is a party or by which it may be bound or affected or to which any of its property or assets may be subject;

(e) do not and will not result in the violation of any Law; and

(f) except in the case of clauses (b), (c), (d) and (e) above as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Col-Care or its Subsidiaries.

Section 3.07 REQUIRED CONSENTS. There is no requirement to obtain any consent, approval or waiver of a party under any Lease or any Contract to which Col-Care or any of its Material Subsidiaries is a party to any of the transactions contemplated by this Agreement, except for any consent, approval or waiver of a party as to which failure to obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Col-Care or its Subsidiaries.

Section 3.08 AUTHORIZED AND ISSUED CAPITAL. Section 3.08 of the Col-Care Disclosure Schedule sets out (a) the authorized equity interests and (b) the issued and outstanding equity interests of Col-Care as of the date hereof, all of which (and no more) issued and outstanding equity interests have been duly issued and are outstanding as fully paid and non-assessable, and have been issued in compliance with all applicable Laws. Col-Care is not a reporting issuer (as such term is defined in the Securities Act (Ontario)) and there is no published market for the Col-Care Ownership Interests. All of the issued and outstanding securities of Col-Care’s Material Subsidiaries are owned by one or more of Col-Care or its Material Subsidiaries, as set out in Section 3.08 of the Col-Care Disclosure Schedule as the registered and beneficial owner with a good title, free and clear of all Liens, except for Permitted Liens.

Section 3.09 NO OTHER AGREEMENTS TO PURCHASE. Except as set out under this Agreement or in connection with the transactions contemplated hereby, no Person has any Contract, option or warrant or any right or privilege (whether by Law, pre-emptive or contractual granted by Col-Care) capable of becoming such for the purchase, subscription, allotment or issuance of any of the unissued equity securities of Col-Care or any of its Subsidiaries.

Section 3.10 DIVIDENDS AND DISTRIBUTIONS. Since September 30, 2018, neither Col-Care nor any of its Subsidiaries has, directly or indirectly, declared or paid any dividends or declared or made any other distribution on any of its equity securities or has, directly or indirectly, redeemed, purchased or otherwise acquired any of its equity securities or agreed to do so.

Section 3.11 CORPORATE RECORDS. The corporate or limited liability company records, as applicable, of Col-Care and its Material Subsidiaries, including all Constating Documents, minute books,

registers, and all other similar documents and records (“Corporate Records”), are complete and accurate in all material respects and all proceedings and actions (including all meetings, passing of resolutions, transfers, elections and appointments) are reflected in the Corporate Records and have been conducted or taken in compliance in all material respects with all applicable Laws and with the Constating Documents of Col-Care and its Subsidiaries.

Section 3.12 CONDUCT OF BUSINESS IN ORDINARY COURSE. Except as disclosed in the Col-Care Financial Statements, since September 30, 2018, (a) the business of Col-Care and its Material Subsidiaries has been carried on in the Ordinary Course; and (b) neither Col-Care nor any of its Material Subsidiaries has taken any action that would have been prohibited by Section 5.01 of this Agreement if this Agreement had been in effect as of the time thereof.

Section 3.13 NO MATERIAL ADVERSE EFFECT. Since September 30, 2018, there has not been any Material Adverse Effect on Col-Care or its Subsidiaries and no event has occurred or circumstance exists which would reasonably be expected to result in such a Material Adverse Effect on Col-Care or its Subsidiaries.

Section 3.14 COMPLIANCE WITH LAWS. Other than in respect of certain United States federal laws relating to the cultivation, distribution or possession of cannabis in the United States, as disclosed in the Col-Care Disclosure Schedule, and other related Laws (collectively, the “U.S. Cannabis Laws”), Col-Care and each of its Subsidiaries have conducted and are conducting the Col-Care Business in material compliance with all applicable Laws of each jurisdiction in which it carries on business, and Col-Care and each of its Subsidiaries hold all material Governmental Authorizations necessary or appropriate for carrying on the Col-Care Business as currently carried on and all such Governmental Authorizations are valid and subsisting and in good standing in all material respects. Without limiting the generality of the foregoing, to the Knowledge of Col-Care, none of Col-Care or its Subsidiaries has received a written notice of non-compliance, nor does it know of, nor have reasonable grounds to know of, any facts that could give rise to a notice of non-compliance with any such Governmental Authorizations (other than with respect to the U.S. Cannabis Laws).

Section 3.15 AUTHORIZATIONS. Other than in respect of U.S. Cannabis Laws, one or more of Col-Care or its Subsidiaries owns, holds, possesses or lawfully uses in the operation of its business as presently conducted, all Governmental Authorizations which are necessary for them to conduct its business as presently conducted in compliance with all applicable Laws, except where the failure to have any of the Governmental Authorizations has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Col-Care or its Subsidiaries. All Governmental Authorizations material to Col-Care and its Subsidiaries or their business are listed in Section 3.15 of the Col-Care Disclosure Schedule. Each such Governmental Authorization is valid, subsisting and in good standing, neither Col-Care nor any of its Material Subsidiaries is in default or breach of any such Governmental Authorization and no proceeding is pending or, to the Knowledge of Col-Care or its Material Subsidiaries, threatened to revoke or limit any such Governmental Authorization. All such Governmental Authorizations are renewable by their terms or in the ordinary course of business without the need for Col-Care or any of its Subsidiaries holding such Governmental Authorizations to comply with any special rules or procedures, agree to any materially different terms or conditions or pay any amounts other than routine filing fees.

Section 3.16 SUFFICIENCY OF ASSETS. The Col-Care Business is the only business operation currently carried on by Col-Care and its Subsidiaries and Col-Care and its Subsidiaries have all rights and property necessary to enable Col-Care and its Subsidiaries to conduct the Col-Care Business after the Effective Time substantially in the same manner as it was conducted prior to the Effective Time.

Section 3.17 TITLE TO THE ASSETS. Col-Care and its Material Subsidiaries own (with good title) all of the tangible assets that they purport to own (including all the properties and assets reflected as being owned by Col-Care or its Material Subsidiaries, as applicable, in Col-Care’s and its Material Subsidiaries’ financial books and records) free and clear of all Liens, except for Permitted Liens or Liens that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Col-Care or its Subsidiaries. Any and all of the Material Contracts and other documents and instruments pursuant to which Col-Care and its Material Subsidiaries hold the property and assets thereof (including any interest in, or right to earn an interest in, any Intellectual Property) are valid and subsisting and are in full force and effect, enforceable in accordance with the terms thereof.

Section 3.18 NO OPTIONS, ETC. TO PURCHASE ASSETS. No Person has any Contract, option, understanding, or any right or privilege capable of becoming such for the purchase or other acquisition from Col-Care or any of its Material Subsidiaries of any of the material assets, other than pursuant to Permitted Liens.

Section 3.19 CONDITION OF TANGIBLE ASSETS. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Col-Care or its Subsidiaries, (a) the buildings, plants, structures, towers, vehicles, equipment, technology and communications hardware and other tangible personal property of Col-Care and its Material Subsidiaries are structurally sound, in good operating condition and repair having regard to their use and age and are adequate and suitable for the uses to which they are being put, ordinary wear and tear excepted, and (b) none of such buildings, plants, structures, towers, vehicles, equipment or other property are in need of maintenance or repairs except for routine maintenance and repairs in the Ordinary Course.

Section 3.20 OWNED PROPERTY. Except as set forth in Section 3.20 of the Col-Care Disclosure Schedule, none of Col-Care or any of its Material Subsidiaries owns or has ever owned any real property.

Section 3.21 LEASES. Section 3.21 of the Col-Care Disclosure Schedule sets out all leases involving payments in excess of US$5 million per year of the properties leased by Col-Care and its Material Subsidiaries (each a “Lease”). A true and complete schedule of all Leases has been provided to CGGC and Section 3.21 of the Col-Care Disclosure Schedule accurately sets out a description of the leased premises by municipal address, the term of the Lease and the rental payments under the Lease, including, any rights of renewal and the terms thereof, and any restrictions on assignment, change of control, merger or amalgamation. Each Lease creates a good and valid leasehold estate in the properties thereby demised and is in full force and effect without amendment, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Col-Care or its Subsidiaries. The performance of obligations pursuant to and in compliance with the terms of this Agreement and the completion of the transactions described herein, will not afford any of the parties to such Leases or any other Person the right to terminate such Leases or result in any additional or more onerous obligations under such Leases.

Section 3.22 MATERIAL CONTRACTS. Except for the Contracts in Section 3.22 of the Col-Care Disclosure Schedule, neither Col-Care nor any of its Material Subsidiaries is a party to or bound by:

(a) any continuing Contract involving the performance of services, delivery of goods or materials, or payments to or by one or more of Col-Care or any of its Material Subsidiaries, other than Contracts with end-customers, of an amount or value in excess of US$5 million in any one year period which is not terminable on less than ninety (90) days’ notice without material penalty;

(b) any Contract of an amount or value in excess US$5 million in any one year period that expires or may be renewed at the option of any Person other than Col-Care or any of its Subsidiaries, as applicable, so as to expire more than one year after the date of this Agreement;

(c) any trust indenture, mortgage, promissory note, loan agreement or other Contract for the borrowing of money, any currency exchange, interest rate, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with U.S. GAAP;

(d) any agreement of guarantee, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person that is not an Affiliate;

(e) any Contract in respect of any material Intellectual Property or material software owned by, licensed to or used by Col-Care or any of its Material Subsidiaries, other than commercially available Intellectual Property or commercially available software that is licensed on standard terms to Col-Care and its Material Subsidiaries;

(f) any Contract for capital expenditures in excess of the aggregate amount of US$5 million;

(g) any material exclusivity Contract or any Contract materially limiting the freedom of Col-Care or any of its Material Subsidiaries to engage in any line of business or materially compete with any other Person, transfer or move any of its respective assets or operations, or which adversely materially affects the business practices, operations or condition of Col-Care or its Subsidiaries; and

(h) any Contract whose absence would reasonably be expected to have a Material Adverse Effect on Col-Care or its Subsidiaries (the Contracts described in clauses (a) through (h) above, collectively, the “Material Contracts”).

Section 3.23 NO BREACH OF MATERIAL CONTRACTS. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Col-Care or its Subsidiaries: (a) Col-Care and its Material Subsidiaries have performed all of the obligations required to be performed by them, and are entitled to all benefits, under the Material Contracts to which they are parties; (b) to the Knowledge of Col-Care or its Material Subsidiaries, neither Col-Care nor any of its Material Subsidiaries is alleged to be in default of any Material Contract to which it is a party; and (c) each of the Material Contracts is in full force and effect, unamended, and, to the Knowledge of Col-Care and its Material Subsidiaries, there exists no default or event of default or event, occurrence, condition or act (including the transactions contemplated herein) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default of Col-Care or any of its Material Subsidiaries or its counterparty under any Material Contract. True, correct and complete copies of all Material Contracts have been delivered or otherwise made available to CGGC.

Section 3.24 ACCOUNTS RECEIVABLE. To the Knowledge of Col-Care, all material accounts receivable of Col-Care and its Material Subsidiaries are bona fide, other than receivables recorded as bad debt; provided, any intercompany loans or rights to receive management fees shall be excluded from any determination of accounts receivable for purposes of this Section 3.24.

Section 3.25 INTELLECTUAL PROPERTY. Except as would not reasonably be expected to have a Material Adverse Effect on Col-Care or its Material Subsidiaries, (a) each of Col-Care and its Material Subsidiaries owns, licenses or otherwise possesses legally enforceable rights to use, all material Intellectual Property used in its business as currently conducted, and (b) there are no material pending or, to the Knowledge of Col-Care, material threatened claims by any Person challenging the use by Col-Care or any of its Material Subsidiaries of any material Intellectual Property in its business as currently conducted. Except as would not reasonably be expected to have a Material Adverse Effect on Col-Care or its Material Subsidiaries: (i) the conduct of the business of each of Col-Care and its Material Subsidiaries does not infringe upon any Intellectual Property rights of any Person, and (ii) neither Col-Care nor any of its Material

Subsidiaries has received any written notice, charge, complaint, claim or other written assertion from any other Person pertaining to or challenging the right of Col-Care or any of its Material Subsidiaries to use any Intellectual Property. To the Knowledge of Col-Care, no Person is infringing, misappropriating, or otherwise violating the Intellectual Property of Col-Care or any of its Material Subsidiaries. Col-Care or its Material Subsidiaries have taken commercially reasonable actions to protect, preserve and maintain their Intellectual Property under applicable Law, including such reasonable actions as requiring employees and consultants to enter into intellectual property assignment agreements and waivers to any non-assignable rights (including moral rights), in each case, to the extent that such employees or consultants have created, worked on or have developed any part of the Intellectual Property of Col-Care or any of its Material Subsidiaries.

Section 3.26 BOOKS AND RECORDS. All accounting and financial books and records of Col-Care and its Material Subsidiaries have been fully, properly and accurately kept and completed in all material respects. Such books and records and other data and information are not recorded, stored, maintained, operated or otherwise wholly or partly dependent upon or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which will not be available in the Ordinary Course.

Section 3.27 FINANCIAL STATEMENTS. The Col-Care Financial Statements have been prepared in accordance with U.S. GAAP applied on a basis consistent with those of previous fiscal years and each presents fairly in all material respects the consolidated financial position of Col-Care and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of operations for the respective periods then ended (subject in the case of unaudited statements to normal year-end audit adjustments and to any other adjustments described therein). True, correct and complete copies of the Col-Care Financial Statements are attached as Section 3.27 of the Col-Care Disclosure Schedule.

Section 3.28 NO LIABILITIES. Neither Col-Care nor any of its Subsidiaries has any liability or obligation of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) other than: (a) liabilities or obligations to the extent shown on the Col-Care Financial Statements; (b) liabilities or obligations incurred in the Ordinary Course since the date of the Col-Care Financial Statements; (c) liabilities or obligations which have been discharged or paid in full in the Ordinary Course; or (d) liabilities or obligations, which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Col-Care or its Subsidiaries, or are not required to be disclosed on the Col-Care Financial Statements in accordance with U.S. GAAP.

Section 3.29 ENVIRONMENTAL MATTERS. Neither Col-Care nor any of its Subsidiaries has been required by any Governmental Authority to (a) alter any of the Leased Properties in a material way in order to be in compliance with Environmental Laws where such requirement was not complied with, or (b) perform any environmental closure, decommissioning, rehabilitation, restoration or post-remedial investigations, on, about, or in connection with any real property.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Col-Care or its Subsidiaries, there are no liabilities of or relating to Col-Care or any of its Material Subsidiaries, whether accrued, contingent, absolute, determined, determinable or otherwise, arising under or relating to any applicable Laws relating to pollution or protection of human health or the environment.

(b) To the Knowledge of Col-Care, there has not been a discharge or release of a contaminant that (i) imposes an obligation on Col-Care or any of its Material Subsidiaries to remediate, (ii) currently imposes a reporting obligation at law on the part of Col-Care or any of its Subsidiaries and there has not been a discharge or release of a contaminant that would reasonably be expected to result in material liability to Col-Care or any of its Subsidiaries.

(c) Section 3.29 of the Col-Care Disclosure Schedule lists all reports and material documents relating to negative or adverse environmental matters affecting Col-Care or any of its Subsidiaries which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Col-Care or its Subsidiaries. Copies of all such reports and documents have been provided to CGGC.

Section 3.30 EMPLOYEES.

(a) Col-Care and its Material Subsidiaries have not engaged in any material unfair labour practice and, to the Knowledge of Col-Care and its Material Subsidiaries, no material unfair labour practice complaint, grievance or arbitration proceeding is pending or threatened against Col-Care or any of its Material Subsidiaries. Col-Care and its Material Subsidiaries have been and are in material compliance with all employment Contracts and all Laws respecting employment, including employment standards, labour, health and safety, workers’ compensation and human rights Laws.

(b) Each Person that performs services for Col-Care or any of its Material Subsidiaries is properly classified as an employee or independent contractor of Col-Care or any of its Material Subsidiaries under relevant Law and neither Col-Care nor its Material Subsidiaries have received any notice from any Person or Governmental Authority disputing such classification.

(c) No employee providing services to Col-Care or its Material Subsidiaries (i) who is required by Law to possess a permit or visa, is employed without a valid work permit or visa, and (ii) is employed pursuant to a work permit or visa that would be adversely affected by the transactions contemplated by this Agreement. Col-Care and its Material Subsidiaries are in material compliance with applicable immigration Laws.

Section 3.31 LABOUR AND EMPLOYMENT MATTERS. As of the date of this Agreement neither Col-Care nor any of its Material Subsidiaries is a party to, or bound by, any collective bargaining agreement (or similar agreement or arrangement in any foreign country) with employees, a labour union or labour organization. As of the date of this Agreement, to the Knowledge of Col-Care, (a) there are no strikes or lockouts with respect to any employees of Col-Care or any of its Material Subsidiaries, and (b) there is no union organizing effort pending or threatened against Col-Care or any of its Material Subsidiaries. Each of Col-Care and its Material Subsidiaries is in compliance with all currently applicable Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and is not engaged in any unfair labour practice, the failure to comply with which or engagement in which, as the case may be, would have a Material Adverse Effect on the Col-Care Group.

Section 3.32 EMPLOYEE PLANS. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Col-Care Group, (a) each Employee Plan has been maintained in compliance with its terms and in accordance with all applicable Laws, (b) all required employer contributions under such Employee Plans have been made in accordance with the terms thereof, and (c) each Col-Care benefit plan that is required or intended to be qualified under applicable Law or registered or approved by a Governmental Authority has been so qualified, registered or approved by the appropriate Governmental Authority, and, to the Knowledge of Col-Care, nothing has occurred since the date of the last qualification, registration or approval to adversely affect, or cause, the appropriate Governmental Authority to revoke such qualification, registration or approval.

Section 3.33 INSURANCE. All policies of insurance to which each Col-Care Group member is a party or that provide coverage to such Col-Care Group member are valid, outstanding and enforceable;

are issued by an insurer that is financially sound and reputable; and, taken together, provide adequate insurance coverage for the assets and operations of such Col-Care Group member for all risks normally insured against by a Person carrying on the same business as such Col-Care Group member and similarly situated. Each Col-Care Group member has paid all premiums due, and has otherwise performed all of its obligations in all material respects, under each policy of insurance to which it is a party or that provides coverage to such Col-Care Group member.

Section 3.34 LITIGATION. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Col-Care or its Subsidiaries, there are no actions, suits, proceedings, grievances, arbitrations, investigations, audits, or other alternative dispute resolution processes of any kind whatsoever involving Col-Care or any of its Subsidiaries or the directors, officers or employees of any of Col-Care or any of its Subsidiaries, pending, or, to the Knowledge of Col-Care or any of its Material Subsidiaries, threatened, against Col-Care or any of its Material Subsidiaries or the directors, officers or employees of any of Col-Care or any of its Subsidiaries. To the Knowledge of Col-Care or its Subsidiaries, there is no valid basis for any action, suit, proceeding, grievance, arbitration, investigation, audit, or other alternative dispute resolution process of any kind whatsoever involving Col-Care or any of its Subsidiaries or the directors, officers or employees of any of Col-Care or any of its Subsidiaries, except as would not have, individually or in the aggregate, a Material Adverse Effect on Col-Care or its Subsidiaries. None of Col-Care, its Subsidiaries, or any of their respective directors, officers or employees of any of Col-Care or its Subsidiaries is subject to any judgment, order or decree entered in any lawsuit or proceeding of any kind whatsoever, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Col-Care or its Subsidiaries.

Section 3.35 PRODUCTS. Col-Care and its Material Subsidiaries have not received any written notice from any customer or any applicable Governmental Authority alleging a defect or claim in respect of any products supplied or sold by Col-Care or its Subsidiaries to a customer, the occurrence of which would result in a Material Adverse Effect and, to the Knowledge of Col-Care, there are no circumstances that would give rise to any reports, recalls, public disclosure, announcements or customer communications required to be made by Col-Care or its Subsidiaries in respect of any products supplied or sold by Col-Care or its Subsidiaries the occurrence of which would result in a Material Adverse Effect.

Section 3.36 SUPPLIERS AND CHANNEL PARTNERS. Section 3.36 of the Col-Care Disclosure Schedule is a true and correct list setting forth the ten largest suppliers and the ten largest sales channel partners of Col-Care and its Material Subsidiaries by dollar amount as at the date of the Col-Care Financial Statements. No such supplier or sales channel partner has given Col-Care or any of its Material Subsidiaries notice terminating, canceling, reducing the volume under, or renegotiating the pricing terms or any other material terms of any Contract or relationship with Col-Care or any of its Material Subsidiaries or threatening to take any of such actions, and, to the Knowledge of Col-Care or its Material Subsidiaries, no such customer, supplier or sales channel partner intends to do any of the foregoing.

Section 3.37 ANTI-CORRUPTION. None of Col-Care or any of its Subsidiaries or, to the Knowledge of Col-Care or its Material Subsidiaries, any director, officer, agent, employee, other person associated with or acting on behalf of Col-Care or any of its Subsidiaries: (a) has used any funds for any unlawful contribution, gift, property, entertainment or other unlawful expense relating to political activity; (b) has made or taken, and neither Col-Care nor any of its Subsidiaries will take, any action in furtherance of any direct or indirect unlawful payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any foreign or domestic government official or employee (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any Person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) to improperly influence official action or secure an improper advantage for Col-Care or its Subsidiaries; (c)

has made, offered, or taken an act in furtherance of any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment; or (d) is aware of or has taken any action, directly or indirectly, that would result in a violation of any provision of, the OECD Convention on Bribery of Foreign Public Officials in International Business Transactions (“OECD Convention”), or the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (collectively, the “FCPA”), including, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA), including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, in contravention of the FCPA or any applicable anti-bribery and anticorruption Laws to which Col-Care, any of its Subsidiaries, any director, officer, agent, employee or other person associated with or acting on behalf of Col-Care or any of its Subsidiaries is subject. Col-Care and its Subsidiaries have each conducted their businesses in compliance with the FCPA and any applicable anti-bribery and anti-corruption Laws and have instituted and maintain and will continue to maintain policies and procedures designed to promote and ensure, and which are reasonably expected to continue to ensure, continued compliance with all applicable anti-bribery and anti-corruption Laws.

Section 3.38 TAXES.

(a) Each of Col-Care and its Subsidiaries has paid all material Taxes (whether or not shown on any Tax Return) within the time required by applicable Law, and has paid all assessments it has received in respect of material Taxes. Col-Care and each of its Subsidiaries has filed or caused to be filed with the appropriate Governmental Authority, within the times and in the manner prescribed by applicable Law, all Tax Returns which are required to be filed by or with respect to it. The information contained in such Tax Returns is true and correct in all material respects and such Tax Returns reflect accurately all material liability for Taxes of Col-Care and each of its Subsidiaries for the periods covered thereby.

(b) There are no claims, actions, suits, audits, proceedings, investigations, examinations or other actions pending or threatened in writing, or otherwise to the Knowledge of Col-Care, against Col-Care or any of its Subsidiaries in respect of Taxes.

(c) Col-Care and each of its Subsidiaries have withheld and collected all amounts required by applicable Law to be withheld or collected by it on account of Taxes and has remitted all such amounts to the appropriate Governmental Authority within the time prescribed under any applicable Law.

(d) Neither Col-Care nor any of its Subsidiaries is resident or carrying on business in Canada for purposes of the Income Tax Act (Canada).

(e) Col-Care is, and has been at all times since its formation, treated as a partnership or disregarded entity for federal and applicable state and local income Tax purposes.

(f) Col-Care or its Subsidiaries have not made an election pursuant to Section 1101(g)(4) of P.L. 144-74 (2015) (or any corresponding or similar state or local Tax Law or any Treasury Regulations promulgated with respect thereto).

Section 3.39 PRIVACY.

(a) Col-Care and the Material Subsidiaries have written privacy policies which govern the collection, storage, use and disclosure of personal information (as defined in the applicable jurisdiction) and Col-Care and its Material Subsidiaries are in compliance in all material respects with such policies.

(b) Col-Care and its Subsidiaries have reasonable security measures and safeguards in place to protect personal information which they collect from registered patients and customers and other parties from illegal or unauthorized access or use by its personnel or third parties or access or use by its personnel or third parties in a manner that violates the privacy rights of third parties. Col-Care and its Subsidiaries have complied, in all material respects, with all applicable privacy and consumer protection legislation and none has collected, received, stored, disclosed, transferred, used, misused or permitted unauthorized access to any information protected by privacy Laws, whether collected directly or from third parties, in an unlawful manner. Col-Care and its Subsidiaries have taken all reasonable steps to protect personal information against loss or theft and against unauthorized access, copying, use, modification, disclosure or other misuse.

Section 3.40 FINDERS’ FEES. No investment banker, broker, finder, financial adviser or other intermediary has been retained by or is authorized to act on behalf of Col-Care or any of its Material Subsidiaries, or any of their respective officers, directors or employees, or is entitled to any fee, commission or other payment from Col-Care or any of its Material Subsidiaries, or any of their respective officers, directors or employees, in connection with the Agreement or any other transaction contemplated by this Agreement.

Section 3.41 PROSPECTUS DISCLOSURE.

(a) Information and statements relating to Col-Care and its Material Subsidiaries that Col-Care has provided as of the date hereof, and information and statements relating to Col-Care and its Material Subsidiaries that Col-Care subsequently provides, to CGGC for inclusion in the Prospectus, have been and will be true, complete and correct in all material respects.

(b) Col-Care will have a reasonable basis for disclosing any forward looking information provided to CGGC for inclusion in the Prospectus, and such forward looking information will reflect the best currently available estimates and good faith judgments of the management of Col-Care, as the case may be, as to the matters covered thereby.

(c) All forecasts, budgets or projections provided to CGGC for inclusion in the Prospectus will be prepared in good faith and based on Col-Care management’s determination of the prospects of its business.

(d) To the Knowledge of Col-Care, all information which has been prepared by Col-Care and relating to Col-Care and its Subsidiaries or their respective businesses, properties and liabilities and made available to CGGC, was as of the date of such information and is as of the date hereof and will be as of the Closing Date, true and correct in all material respects, taken as a whole, does not contain a Misrepresentation and no fact or facts have been omitted therefrom which would make such information materially misleading.

Section 3.42 COMPLIANCE.

(a) None of Col-Care, any of its Subsidiaries, or to the Knowledge of Col-Care, any director, officer, agent, employee, affiliate or other Person acting on behalf of Col-Care is aware of or has taken any action, directly or indirectly, that could result in a violation or a sanction for violation by such persons of the bribery provisions of the Criminal Code (Canada), the Corruption of Foreign Public Officials Act (Canada), the United States Foreign Corrupt Practices Act of 1977 or the U.K. Bribery Act 2010, each as it may be amended, or similar Law of any other relevant jurisdiction; and Col-Care has instituted and maintains policies and procedures to ensure compliance therewith. No part of the proceeds of any offering of the securities of Col-Care has been or will be used, directly or indirectly, in violation of the bribery provisions of the Criminal Code (Canada), the Corruption of Foreign Public Officials Act (Canada), the United States Foreign Corrupt Practices Act of 1977 or the U.K. Bribery Act 2010, each as it may be amended, or similar Law of any other relevant jurisdiction; the operations of Col-Care and its Subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements and the money laundering statutes and the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any Governmental Authority involving Col-Care or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the Knowledge of Col-Care, threatened;

(b) None of Col-Care, any of its Subsidiaries, or, to the Knowledge of Col-Care, any director, officer, agent, employee or Affiliate of Col-Care (i) is, or is controlled or fifty percent (50%) or more owned in the aggregate by or is acting on behalf of, one or more individuals or entities that are currently the subject of any sanctions administered or enforced by the United States (including any administered or enforced by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State or the Bureau of Industry and Security of the U.S. Department of Commerce), the United Nations Security Council, the European Union, a member state of the European Union (including sanctions administered or enforced by Her Majesty’s Treasury of the United Kingdom), the federal government of Canada or other relevant sanctions authority (collectively, “Sanctions” and such Persons, “Sanctioned Persons” and each such Person, a “Sanctioned Person”), (ii) is located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions that broadly prohibit dealings with that country or territory (collectively, “Sanctioned Countries” and each, a “Sanctioned Country”) or (iii) will, directly or indirectly, use the proceeds of any offering of securities of Col-Care, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other individual or entity in any manner that would result in a violation of any Sanctions by, or could result in the imposition of Sanctions against, any individual or entity (including any individual or entity participating in the offering, whether as underwriter, advisor, investor or otherwise);

(c) Col-Care and its Subsidiaries have not engaged in any dealings or transactions with or for the benefit of a Sanctioned Person, or with or in a Sanctioned Country, in the preceding three years, nor does Col-Care and its Subsidiaries have any plans to engage in dealings or transactions with or for the benefit of a Sanctioned Person, or with or in a Sanctioned Country.

Section 3.43 NO OTHER REPRESENTATIONS. Col-Care acknowledges and agrees that other than representations and warranties expressly set forth in Article IV of this Agreement, neither CGGC nor any other Person has made or makes any other representation or warranty, written or oral, express or implied, at law or in equity, with respect to CGGC.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF CGGC

CGGC hereby represents and warrants to Col-Care as follows, and acknowledges and agrees that Col-Care is relying upon such representations and warranties in connection with the entering into of this Agreement:

Section 4.01 ORGANIZATION AND QUALIFICATION. Each of CGGC, which is a SPAC, and CGGI is duly incorporated and validly existing under the Laws of Ontario and has the corporate power and authority to own, operate and lease its assets, to conduct its business as currently conducted and to enter into this Agreement and any Material Contract to which it is a party. Each of CGGC and CGGI is duly qualified, licensed or registered to carry on business and is in good standing in each jurisdiction in which the character of its assets and properties, owned, leased, licensed or otherwise held, or the nature of its activities makes such qualification necessary, and has all Governmental Authorizations required to own, lease and operate its properties and to carry on its business as now conducted, except where the failure to be so qualified will not, individually or in the aggregate, have a Material Adverse Effect. Without limitation of the foregoing, CGGC is in compliance, and will continue to comply, with the requirements for SPACs under applicable Law. True and complete copies of the Constating Documents of CGGC and CGGI have been provided to Col-Care and no action has been taken to amend or supersede such documents.

Section 4.02 CORPORATE AUTHORIZATION. Each of CGGC and CGGI has all requisite corporate power and authority and has taken all actions to enter into, carry out all of the terms and conditions of, and perform its obligations under this Agreement and any Material Contract to which it is a party. The execution and delivery and performance by CGGC and CGGI of this Agreement and any Material Contract to which it is a party, including the consummation of the Col-Care Transaction and the subject matter of the CGGC Resolutions have been duly authorized by the CGGC Board and the board of directors of CGGI and no other corporate approvals on the part of CGGC or CGGI are necessary to authorize the execution and delivery by either of them of this Agreement and any Material Contract to which it is a party, or the performance thereof, including the consummation of the Col-Care Transaction and the subject matter of the CGGC Resolutions other than approval by the CGGC Board of the CGGC Circular and approval by the CGGC Shareholders of the CGGC Resolutions.

Section 4.03 EXECUTION AND BINDING OBLIGATION. Each of this Agreement and the Contracts which are material to CGGC or CGGI to which they are parties has been duly executed and delivered by CGGC and/or CGGI, as applicable, and constitutes a legal, valid and binding obligation and agreement of CGGC and/or CGGI, as applicable, enforceable against it in accordance with its terms subject only to any limitation under bankruptcy, insolvency or other Law affecting the enforcement of creditors’ rights generally and the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

Section 4.04 GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by CGGC and CGGI of this Agreement and the Material Contracts to which they are parties, including the consummation of the Col-Care Transaction and the subject matter of the CGGC Resolutions, do not require any Governmental Authorization or other action by or in respect of, or filing, recording, registering or publication with, or notification to, any Governmental Authority other than (a) compliance with Securities Laws and stock exchange rules and policies, including filings with the CGGC Securities Authorities and the Exchange which will have been achieved or obtained at or before the Effective Time; (b) the filing of a pre-merger notification and report by Col-Care under the HSR Act, and the expiration or termination of applicable waiting periods thereunder, and (c) any Governmental Authorizations which, if not obtained, or any other actions by or in respect of, or filings with, or notifications to, any Governmental Authority which, if not taken or made, would not (i) individually or in the aggregate, materially impede the ability to consummate the Col-Care Transaction, the subject matter of the CGGC Resolutions and the other transactions contemplated hereby, or (ii) have or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.05 NO CONFLICT / NON-CONTRAVENTION. The execution and delivery of this Agreement, or any Material Contract to which either of them is party, by CGGC or CGGI or the performance by either of them of its obligations hereunder or thereunder do not and will not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition): (a) contravene, conflict with or result in any violation or breach of the provisions of the Constating Documents of CGGC or CGGI; (b) contravene, conflict with or result in a violation or breach of Law; (c) allow any Person to exercise any rights, require any consent or other action by any Person, or constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which CGGC or CGGI is entitled (including by triggering any rights of first refusal or first offer, change in control provision or other restriction or limitation) under any Contract or other instrument indenture, deed of trust, mortgage, bond or any Governmental Authorization to which CGGC or CGGI is a party or by which CGGC or CGGI is bound; (d) result in the creation or imposition of any Lien upon any of the properties or assets of CGGC or CGGI, cause the acceleration or material modification of any rights or obligations under, create in any party the right to terminate, constitute a default or breach of, or violate or conflict with the terms, conditions or provisions of, any Material Contract to which CGGC or CGGI is a party, or (e) result in a breach or violation by CGGC or CGGI of any of the terms, conditions or provisions of any Law which would, individually or in the aggregate, have or reasonably be expected to have a Material Adverse Effect.

Section 4.06 CAPITALIZATION.

(a) The authorized capital of CGGC consists of an unlimited number of CGGC Class A Shares, CGGC Class B Shares and CGGC Common Shares. The authorized capital of CGGI consists of an unlimited number of common shares (the “CGGI Common Shares”) and an unlimited number of Non-Voting Shares (together, the “CGGI Shares”). As of the date of this Agreement, 15,352,500 CGGC Class A Shares, 4,879,791 CGGC Class B Shares and 1 CGGI Common Share are issued and outstanding. All outstanding CGGC Shares and CGGI Shares have been duly authorized and validly issued, and are fully paid and non-assessable. All of the CGGC Shares issuable pursuant to the terms of outstanding CGGC Warrants and all of the Non-Voting Shares issuable in accordance with the outstanding Subscription Receipts have been duly authorized and, upon issuance in accordance with their respective terms, will be validly issued as fully paid and non-assessable and are not and will not be subject to or issued in violation of, any pre-emptive rights. No CGGC Shares, CGGI Shares, CGGC Warrants, CGGC Class A Restricted Voting Units, CGGC Class B Units or Subscription Receipts have been issued in violation of any Law or any pre-emptive or similar rights applicable to them.

(b) Except for the outstanding 16,185,833 CGGC Warrants, 15,352,500 CGGC Class A Shares, 4,879,791 CGGC Class B Shares, 1 CGGI Common Share and 37,000,000 Subscription Receipts there are no issued, outstanding or authorized options, warrants, calls, conversion, pre-emptive, redemption, repurchase, stock appreciation or other rights, or any other agreements, arrangements, instruments or commitments of any kind that obligate CGGC or CGGI to, directly or indirectly, issue or sell any securities of CGGC or CGGI, or give any Person a right to subscribe for or acquire from CGGC or CGGI, any securities of CGGC or CGGI.

(c) As at the date of this Agreement, there are 16,185,833 CGGC Warrants and 37,000,000 Subscription Receipts issued and outstanding.

(d) Twenty-five percent (25%) of the Founders’ Shares held by each of the Founders are subject to forfeiture by the Founders on the fifth anniversary of the Effective Time unless the closing share price of the CGGC Shares exceeds CDN$3.90 (as adjusted for stock splits or combinations, stock dividends, Extraordinary Dividends (as defined in the Final IPO Prospectus), reorganizations and recapitalizations) for any twenty (20) trading days within a thirty-trading (30-trading) day period at any time following the Effective Time.

(e) Other than the rights of redemption provided to holders of CGGC Class A Shares, there are no issued, outstanding, contractual or authorized:

(i)

obligations of CGGC or CGGI to repurchase, redeem or otherwise acquire any securities of CGGC or CGGI, or qualify securities for public distribution in Canada or elsewhere, or with respect to the voting or disposition of any securities of CGGC or CGGI; or

(ii)

notes, bonds, debentures or other evidences of indebtedness or any other agreements, arrangements, instruments or commitments of any kind that give any Person, directly or indirectly, the right to vote with holders of CGGC Shares or CGGI Shares on any matter.

(f) CGGC has not declared or paid any dividends or distributions on its CGGC Shares since its incorporation.

(g) There are 37,000,000 Non-Voting Shares issuable pursuant to the terms of the Subscription Receipts and each Non-Voting Share shall be exchanged for one CGGC Class B Share pursuant to the CGGI Amalgamation

(h) An aggregate of CDN$46,057,500 is currently being held by the Escrow Agent pursuant to the terms of the Escrow Agreement and an aggregate of US$85,100,000 is currently being held in escrow by the Subscription Receipt Agent pursuant to the terms of the Subscription Receipt Agreement.

(i) All of the securities of CGGC and the Subscription Receipts and CGGI Shares had and will have the attributes and characteristics and confirm in all material respects with the respective descriptions thereof combined in the Final IPO Prospectus, the CGGC Circular or any other offering document used in connection with this offering, sale or delivery.

Section 4.07 SHAREHOLDERS’ AND SIMILAR AGREEMENTS. There are no securities or other instruments or obligations of CGGC that carry the right to vote generally with the CGGC Shareholders on any matter. CGGC is not party to any shareholder, pooling, voting, or other similar arrangement or agreement relating to the ownership or voting of any of the securities of CGGC or pursuant to which any Person may have any right or claim in connection with any existing or past equity interest in CGGC and CGGC has not adopted a shareholder rights plan or any other similar plan or agreement.

Section 4.08 SUBSIDIARIES. CGGC does not have any subsidiaries other than CGGI.

Section 4.09 QUALIFYING TRANSACTION. The Col-Care Transaction constitutes the Qualifying Transaction of CGGC as required by, and within the meaning ascribed thereto in, the Exchange Listing Manual.

Section 4.10 PROSPECTUS. At the time of its filing with the CGGC Securities Authorities, the Prospectus will comply in all material respects with the requirements of the Securities Laws pursuant to which it will be prepared and, as applicable, filed and all the information and statements contained therein (except information and statements relating solely to Col-Care) will at the date of filing thereof be, true and correct, contain no Misrepresentation and constitute full, true and plain disclosure of all material facts relating to CGGC as required by applicable Securities Laws and no material fact or information will have been omitted from such disclosure (except information and statements relating solely to Col-Care) which is required to be stated in such disclosure or is necessary to make the statements or information contained in such disclosure not misleading in light of the circumstances under which they are to be made.

Section 4.11 SECURITIES LAW MATTERS.

(a) The CGGC Class A Shares are listed and posted for trading on the Exchange and CGGC is not in default of the rules, regulations or policies of the Exchange. Neither CGGC nor CGGI is in breach of Securities Laws. Neither CGGC nor CGGI is subject to continuous or periodic, or other disclosure requirements under any Securities Laws in any jurisdiction other than the provinces and territories of Canada. No delisting, suspension of trading in or cease trade or other order or restriction with respect to any securities of CGGC or CGGI and, no inquiry or investigation (formal or informal) of any Securities Authority, other Governmental Authority or the Exchange, is pending, in effect or ongoing or, to the Knowledge of CGGC, has been threatened or is expected to be implemented or undertaken, with regard to either CGGC or CGGI on their respective securities and to its Knowledge, neither CGGC nor CGGI is subject to any formal or informal review, enquiry, investigation or other proceeding relating to any such order or restriction.

(b) CGGC is a “reporting issuer” or the equivalent thereof in the each of the provinces and territories of Canada (other than Quebec) and not in default under applicable Securities Laws, and CGGC has complied in all material respects with applicable Securities Laws. CGGC has not taken any action to cease to be a reporting issuer in any province or territory nor has CGGC received notification from any Securities Authority seeking to revoke the reporting issuer status of CGGC. CGGI is not a reporting issuer (or its equivalent) in any jurisdiction.

(c) CGGC has timely filed or furnished all CGGC Filings required to be filed or furnished by CGGC with any Governmental Authority (including “documents affecting the rights of securityholders” and “material contracts” required to be filed by Part 12 of National Instrument 51-102 – Continuous Disclosure Obligations), as modified by the exemptive relief granted by the Securities Authorities in the Final IPO Prospectus. Each of the CGGC Filings complied as filed with Law and did not, as of the date filed (or, if amended or superseded by a subsequent filing prior to the date of this Agreement, on the date of such filing), contain any Misrepresentation.

(d) CGGC has not filed any confidential material change report (which at the date of this Agreement remains confidential) or any other confidential filings filed to or furnished with, as applicable, any Securities Authority. There are no outstanding or unresolved comments in comment letters from any Securities Authority with respect to any of the CGGC Filings and, to CGGC’s Knowledge, none of CGGC, CGGI or any of the CGGC Filings is the subject of an ongoing audit, review, comment or investigation by any Securities Authority or other Governmental Authority.

(e) CGGC is a Foreign Private Issuer.

Section 4.12 FINANCIAL STATEMENTS.

(a) The audited financial statements of CGGC for the period from August 13 to August 14, 2018, (including the notes thereto and the auditor’s report thereon) (the “CGGC Financial Statements”) were, and any financial statements to be included or incorporated by reference in the Prospectus will be, prepared in accordance with IFRS consistently applied (except as otherwise indicated in such financial statements and the notes thereto and in the related report of CGGC’s independent auditors, as the case may be) and fairly present or will fairly present in all material respects the consolidated financial position, results of operations and changes in financial position of CGGC as of the date thereof and for the period indicated therein.

(b) CGGC does not intend to correct or restate, nor to the Knowledge of CGGC, is there any basis for any correction or restatement of, any aspect of any of the financial statements referred to herein. The selected financial data and the summary financial information included in the CGGC Filings present fairly the information shown in the CGGC Filings and have been compiled on a basis consistent with that of the CGGC Financial Statements. The other financial and operational information included in the CGGC Filings presents fairly the information included in the CGGC Filings.

(c) There are no off-balance sheet transactions, arrangements, obligations (including contingent obligations) or other relationships of CGGC with unconsolidated entities or other Persons.

Section 4.13 DISCLOSURE CONTROLS AND INTERNAL CONTROL OVER FINANCIAL REPORTING.

(a) CGGC has established and maintains or has caused to be established and maintained, a system of disclosure controls and procedures (as such term is defined in National Instrument 52-109 – Certification of Disclosure in Issuers’ Annual and Interim Filings) designed to provide reasonable assurance that information required to be disclosed by CGGC in its annual filings, interim filings or other reports filed or submitted by it under applicable Securities Laws is recorded, processed, summarized and reported within the time periods specified in applicable Securities Laws. Such disclosure controls and procedures include controls and procedures designed to ensure that information required to be disclosed by CGGC in its annual filings, interim filings or other reports filed or submitted under applicable Securities Laws is accumulated and communicated to CGGC’s management, including its chief executive officer and chief financial officer, as appropriate, to allow timely decisions regarding required disclosure.

(b) CGGC has established and maintains or has caused to be established and maintained, a system of internal control over financial reporting (as such term is defined in National Instrument 52-109 - Certification of Disclosure in Issuers’ Annual and Interim Filings) to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS.

(c) There is no material weakness (as such term is defined in National Instrument 52-109 - Certification of Disclosure in Issuers’ Annual and Interim Filings) relating to the design, implementation or maintenance of its internal control over financial reporting, or fraud, whether or not material, that involves management or other employees who have a significant role in the internal control over financial reporting of CGGC.

(d) None of CGGC, or, to CGGC’s Knowledge, any director or officer or auditor, accountant or representative of CGGC has received or otherwise obtained Knowledge of any material complaint, allegation, assertion, or claim, whether written or oral, regarding accounting, internal accounting controls or auditing matters, including any material complaint, allegation, assertion, or claim that CGGC has engaged in questionable accounting or auditing practices, or any expression of concern from its employees regarding questionable accounting or auditing matters.

Section 4.14 AUDITORS. The auditors of CGGC are independent public accountants as required by applicable Laws and there is not now, and never has been, any reportable event (as defined in National Instrument 51-102 – Continuous Disclosure Obligations) with the present or any former auditors of CGGC.

Section 4.15 NO UNDISCLOSED LIABILITIES. There are no liabilities or obligations of CGGC of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than liabilities or obligations: (a) disclosed in the CGGC Filings; (b) incurred in the Ordinary Course since the date of the most recently filed CGGC Financial Statements; or (c) incurred in connection with this Agreement.

Section 4.16 NON-ARMS’ LENGTH TRANSACTIONS. CGGC is not indebted to any director, officer or employee of CGGC or any of their respective Affiliates or Associates (except for amounts due in the Ordinary Course as salaries, bonuses and directors’ fees or the reimbursement of Ordinary Course expenses). Except as disclosed in CGGC Filings, there are no Contracts with, or advances, loans, guarantees, liabilities or other obligations to, on behalf or for the benefit of, anyone.

Section 4.17 CONTRACTS. The Contracts which are material to CGGC or CGGI are and/or will be at the Effective Time in full force and effect, unamended as of the date hereof and thereof, and each such

Contract to which it is a party constitutes a valid and binding obligation of CGGC enforceable against it in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting the rights of creditors generally, and except as limited by the application of equitable principles when equitable remedies are sought and by the fact that rights to indemnity, contribution and waiver, and the ability to sever unenforceable terms, may be limited by applicable Law. CGGC and CGGI are in compliance with all Contracts which are material to CGGC or CGGI at the date of this Agreement. With the exception of this Agreement, the Warrant Agency Agreement, the Subscription Receipt Agreement, the agency agreement related to the offering of the Subscription Receipts and the underwriting agreement related to the initial public offering of CGGC Class A Restricted Voting Units, to the best of CGGC’s Knowledge, there are or will be no other material contracts of or pertaining to CGGC or CGGI as of the date hereof or as of the Effective Time.

Section 4.18 GOVERNMENTAL AUTHORIZATIONS. CGGC has not received notice from any Governmental Authority of any jurisdiction in which it carries on a material part of its business, or owns or leases any material property, of any restriction on the ability of CGGC to, or of a requirement for CGGC to qualify to, nor is CGGC otherwise aware of any restriction on the ability of CGGC to, or of a requirement for it to qualify to, conduct its business or activities, as the case may be, in such jurisdiction.

Section 4.19 LITIGATION. There are no outstanding claims, actions, suits, litigation, arbitration, investigations or proceedings, whether or not purportedly on behalf of CGGC or CGGI, to which CGGC or CGGI is a party or to which CGGC’s or CGGI’s property is subject or, to the best of CGGC’s Knowledge, proposed or threatened against CGGC or CGGI, at law or in equity, which, if determined adversely to CGGC or CGGI could result in the revocation, cancellation or suspension of any of CGGC’s or CGGI’s licenses or qualifications to carry on its activities or could otherwise have a Material Adverse Effect on CGGC or which may restrict or prohibit the ability of CGGC to perform its obligations hereunder or under any of the Material Contracts.

Section 4.20 TAXES.

(a) Each of CGGC and CGGI has paid all material Taxes (whether or not shown on any Tax Return) within the time required by applicable Law, and has paid all assessments it has received in respect of material Taxes.

(b) Each of CGGC and CGGI has filed or caused to be filed with the appropriate Governmental Authority, within the times and in the manner prescribed by applicable Law, all Tax Returns which are required to be filed by or with respect to it. The information contained in such Tax Returns is true and correct in all material respects and such Tax Returns reflect accurately all material liability for Taxes of each of CGGC and CGGI for the periods covered thereby.

(c) There are no claims, actions, suits, audits, proceedings, investigations, examinations or other actions pending or threatened in writing, or otherwise to CGGC’s Knowledge, against CGGC or CGGI.

(d) Each of CGGC and CGGI has withheld and collected all material amounts required by applicable Law to be withheld or collected by it on account of Taxes and has remitted all such amounts to the appropriate Governmental Authority within the time prescribed under any applicable Law.

Section 4.21 BROKERS. Other than the fees paid and payable to investment bankers engaged by CGGC or CGGI in connection with the initial public offering of CGGC and the offering by CGGI of the Subscription Receipts and in connection with the transactions contemplated herein, the details of which have been disclosed to Col-Care, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of CGGC or CGGI.

Section 4.22 CGGC BOARD APPROVAL. The CGGC Board has unanimously: (a) determined that the Col-Care Transaction and this Agreement are fair to the holders of CGGC Shares and that the Col-Care Transaction and the subject matter of the CGGC Resolutions are in the best interests of CGGC; (b) resolved to recommend that the CGGC Shareholders vote in favour of the CGGC Resolutions; and (c) authorized the entering into of this Agreement and the performance by CGGC of its obligations under this Agreement, and no action has been taken to amend, or supersede such determinations, resolutions, or authorizations.

Section 4.23 AGENTS. Odyssey Trust Company, at its principal offices in Toronto, Ontario, has been duly appointed as (a) the Registrant and Transfer Agent for the CGGC Class A Shares, CGGC Class B Shares, Common Shares, and the CGGC Class A Restricted Voting Units, (b) the Warrant Agent under the Warrant Agency Agreement, and (c) the Subscription Receipts Agent under the Subscription Receipts Agreement.

Section 4.24 COMPLIANCE.

(a) None of CGGC, or, to the Knowledge of CGGC, any director, officer, agent, employee, affiliate or other Person acting on behalf of CGGC is aware of or has taken any action, directly or indirectly, that could result in a violation or a sanction for violation by such persons of the bribery provisions of the Criminal Code (Canada), the Corruption of Foreign Public Officials Act (Canada), the United States Foreign Corrupt Practices Act of 1977 or the U.K. Bribery Act 2010, each as it may be amended, or similar Law of any other relevant jurisdiction; and CGGC has instituted and maintains policies and procedures to ensure compliance therewith. No part of the proceeds of any offering of the securities of CGGC has been or will be used, directly or indirectly, in violation of the bribery provisions of the Criminal Code (Canada), the Corruption of Foreign Public Officials Act (Canada), the United States Foreign Corrupt Practices Act of 1977 or the U.K. Bribery Act 2010, each as it may be amended, or similar Law of any other relevant jurisdiction; the operations of CGGC are and have been conducted at all times in compliance with the Money Laundering Laws and no action, suit or proceeding by or before any Governmental Authority involving CGGC with respect to the Money Laundering Laws is pending or, to the Knowledge of CGGC, threatened;

(b) Neither CGGC nor, to the Knowledge of CGGC, any director, officer, agent, employee or Affiliate of CGGC (i) is, or is controlled or 50% or more owned in the aggregate by or is acting on behalf of, one or more individuals or entities that are currently the subject of any Sanctions, (ii) is located, organized or resident in a Sanctioned Country or (iii) will, directly or indirectly, use the proceeds of any offering of securities of CGGC, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other individual or entity in any manner that would result in a violation of any Sanctions by, or could result in the imposition of Sanctions against, any individual or entity (including any individual or entity participating in the offering, whether as underwriter, advisor, investor or otherwise);

(c) CGGC has not engaged in any dealings or transactions with or for the benefit of a Sanctioned Person, or with or in a Sanctioned Country, in the preceding three years, nor does CGGC have any plans to engage in dealings or transactions with or for the benefit of a Sanctioned Person, or with or in a Sanctioned Country.

Section 4.25 EMPLOYEES.

(a) CGGC and its Subsidiaries have not engaged in any material unfair labour practice and, to the Knowledge of CGGC and its Subsidiaries, no material unfair labour practice complaint, grievance or arbitration proceeding is pending or threatened against CGGC or any of its Subsidiaries. CGGC and its Subsidiaries have been and are in material compliance with all employment Contracts and all Laws respecting employment, including employment standards, labour, health and safety, workers’ compensation and human rights Laws.

(b) Each Person that performs services for CGGC or any of its Subsidiaries is properly classified as an employee or independent contractor of CGGC or any of its Subsidiaries under relevant Law and neither CGGC nor its Subsidiaries have received any notice from any Person or Governmental Authority disputing such classification.

(c) No employee providing services to CGGC or its Subsidiaries (i) who is required by Law to possess a permit or visa, is employed without a valid work permit or visa, or (ii) is employed pursuant to a work permit or visa that would be adversely affected by the transactions contemplated by this Agreement. CGGC and its Subsidiaries are in material compliance with applicable immigration Laws.

Section 4.26 NO OTHER REPRESENTATIONS. CGGC acknowledges and agrees that other than the representations and warranties expressly set forth in this Agreement, neither Col-Care nor any other Person has made or makes any other representation or warranty, written or oral, express or implied, at law or in equity, with respect to Col-Care or its Subsidiaries.

ARTICLE V

COVENANTS BETWEEN THE AGREEMENT DATE AND THE EFFECTIVE TIME

Section 5.01 CONDUCT OF BUSINESS OF COL-CARE.

(a) During the period commencing on the Agreement Date and ending on the earlier of (i) the Closing Date and (ii) the termination of this Agreement in accordance with its terms (such period, the “Interim Period”), except as otherwise expressly set forth in Section 5.01(a) of the Col-Care Disclosure Schedule, as required by applicable Law or as consented to in writing in advance by CGGC (such consent not to be unreasonably withheld or delayed), or as otherwise contemplated, permitted or required by this Agreement, Col-Care shall use its commercially reasonable efforts to carry on its business in all material respects in the Ordinary Course and use commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current key officers and other key employees and maintain its existing material business relationships with customers, suppliers, distributors, licensors (of Intellectual Property material to the conduct of the business of Col-Care and its Subsidiaries as currently conducted), and others having material business dealings with the Col-Care Group.

(b) Notwithstanding Section 5.01(a), during the Interim Period, except as otherwise expressly set forth in Section 5.01(b) of the Col-Care Disclosure Schedule, as required by applicable Law or as consented to in writing in advance by CGGC (such consent not to be unreasonably withheld or delayed) or as otherwise contemplated, permitted or required by this Agreement, Col-Care shall not, directly or indirectly, do any of the following (it being understood that no action with respect to subject matters specifically addressed by this Section 5.01(b) shall be deemed a breach of Section 5.01(a)):

(i)	amend any Constating Documents of the Col-Care Group in any respect that would be material to CGGC (other than as contemplated under this Agreement, in connection with the Col-Care Transaction);

(ii)

Other than in respect of paying any Cash-Out Amounts, declare, set aside, make or pay any dividend or other distribution, whether payable in cash, shares, property or otherwise, in respect of Col-Care Ownership Interests or any securities of any of Col-Care’s Subsidiaries;

(iii)

sell, license, pledge, dispose of or lease any property, right or other asset (in each case, excluding Intellectual Property) to any Person, except in each case for properties, rights or assets: (A) sold, licensed, leased or disposed of by Col-Care in the Ordinary Course (including investment portfolio transactions and in accordance with Col-Care’s growth strategy or any target acquisition or joint venture entered into by Col-Care prior to the Effective Time); or (B) that are not material to the business of Col-Care;

(iv)

make any material change to its methods of accounting or accounting practices, except as required by U.S. GAAP or other applicable rules and regulations or otherwise required pursuant to the terms hereof;

(v)

commence, settle, compromise or otherwise resolve any Proceeding, except: (A) with respect to routine matters in the Ordinary Course, (B) in such cases where the Col-Care Group reasonably determines in good faith that the failure to commence suit would result in a material impairment of a valuable aspect of its business, or (C) in connection with a breach of this Agreement or (D) if such Proceeding is in an amount of less than US$50,000,000.00;

(vi)	authorize any of, or commit, resolve or agree in writing or otherwise to take any of, the foregoing actions.

Section 5.02 CONDUCT OF BUSINESS OF CGGC.

(a) During the Interim Period, except as required by applicable Law or as consented to in writing in advance by Col-Care (such consent not to be unreasonably withheld or delayed) or as otherwise contemplated, permitted or required by this Agreement, CGGC shall use its commercially reasonable efforts to carry on its business in all material respects in the Ordinary Course and use commercially reasonable efforts to preserve intact its current business organization and keep available the services of its current key officers and other key employees.

(b) Notwithstanding Section 5.02(a), during the Interim Period, except as required by applicable Law or as consented to in writing in advance by Col-Care (such consent not to be unreasonably withheld or delayed), or as otherwise contemplated, permitted or required by this Agreement, CGGC shall not, directly or indirectly, do any of the following (it being understood that no action with respect to subject matters specifically addressed by this Section 5.02(b) shall be deemed a breach of Section 5.02(a)):

(i)	amend any Constating Documents of CGGC in any respect that would be material to Col-Care (other than as contemplated under this Agreement or in connection with the Col-Care Transaction);

(ii)

(A) directly or indirectly issue, sell or grant any CGGC Shares or any other Equity Interests of CGGC other than on terms acceptable to Col-Care, acting reasonably, (B) redeem, purchase or otherwise reacquire any issued and outstanding CGGC Shares, except in connection with the redemption of Class A Restricted Voting Units in accordance with the share terms and as described in the Final IPO Prospectus, or (C) split, combine or reclassify any CGGC Shares, except as described in the Final IPO Prospectus;

(iii)	make, by contribution to capital, property transfers, purchase of securities or otherwise, any investment (other than investments in marketable securities and cash equivalents) in any Person;

(iv)	lend money to any Person;

(v)

except for indebtedness for borrowed money not to exceed a maximum aggregate principal amount equal to the lesser of (i) ten percent (10%) of the gross proceeds raised from the issuance of CGGC Class A Restricted Voting Units by CGGC in connection with its initial public offering, and (ii) CDN$5 million, in accordance with the rules or proposed rules of the Exchange applicable to SPACs, incur any indebtedness for borrowed money (including by way of issuing any debt securities), or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, any material indebtedness for borrowed money;

(vi)	make any material changes to its methods of accounting or accounting practices, except as required by IFRS or Exchange rules and regulations;

(vii)	commence, settle, compromise or otherwise resolve any Proceeding, except in connection with a breach of this Agreement;

(viii)

(A) make, change or revoke any Tax election or adopt or change any method of Tax accounting, (B) settle or compromise any liability with respect to Taxes or surrender any claim for a refund of Taxes, (C) file any amended Tax Return or (D) consent to any extension or waiver of the limitations period applicable to any claim or assessment with respect to Taxes;

(ix)	make any capital expenditure;

(x)

(A) enter into or terminate (other than expiration in accordance with its terms) any CGGC Contract or other Contract that would constitute a CGGC Material Contract if entered into prior to the Agreement Date or (B) modify or amend or renew (other than renewal in accordance with its terms and in the Ordinary Course consistent with past practice), or waive any material right or remedy under, any CGGC Material Contract; or

(xi)	authorize any of, or commit, resolve or agree in writing or otherwise to take any of, the foregoing actions.

(c) Subject to applicable Laws, effective as of the Effective Time, (i) all of the members of the CGGC Board shall resign, (ii) the members of the Col-Care Board shall be appointed as the directors of CGGC; and (iii) CGGC shall enter into new director and officer indemnity agreements in customary form, with each of its directors and officers; it being acknowledged by the Parties however, that the Parties may agree in writing to effect this outcome in another manner than as set in this Section 5.02(c).

(d) At or prior to the Effective Time, CGGC shall purchase a customary directors’ and officers’ liability insurance policy with coverage, and on terms, acceptable to CGGC and Col-Care, each acting reasonably.

(e) Prior to the Effective Time, CGGC shall cause the Sponsor and each director and senior officer of CGGC to vote all their CGGC Shares in favour of the CGGC Resolutions, and against any resolution that is inconsistent therewith, and to not redeem any of their CGGC Shares.

Section 5.03 WAIVER OF CONFLICTS. In connection with any dispute or Proceeding arising under or in connection with this Agreement, the Col-Care Transaction, the subject matter of the CGGC Resolutions, the CGGC Circular, any ancillary agreement or the transactions contemplated hereby or thereby (collectively, the “Col-Care Transaction-Related Matters”), (a) any manager, member, officer, employee, director or shareholder of Col-Care and/or any Subsidiary thereof shall have the right, at his, her or its election, to retain any of Eversheds Sutherland (US) LLP, Ropes & Gray LLP, Stikeman Elliott LLP or any other legal counsel which represented Col-Care or any Subsidiary thereof in connection with any Col-Care Transaction-Related Matters (the “Col-Care Retained Firms”) to represent such manager, member, officer, employee, director or shareholder in connection with any dispute, Proceeding or related matter under or in connection with the Col-Care Transaction-Related Matters, and CGGC irrevocably consents to, and irrevocably waives, and agrees to cause each of its controlled Affiliates to irrevocably consent to and irrevocably waive, any conflict associated with any such representation in any such matter, and (b) any officer, employee, director, or shareholder of CGGC shall have the right, at his, her or its election, to retain any of Goodwin Procter LLP, Blake, Cassels & Graydon LLP or any other legal counsel which represented CGGC in connection with any Col-Care Transaction-Related Matters (the “CGGC Retained Firms”) to represent such officer, employee, director, or shareholder in connection with any dispute, Proceeding or related matter under or in connection with the Col-Care Transaction-Related Matters, and Col-Care irrevocably consents to, and irrevocably waives, and agrees to cause each of its controlled Affiliates to irrevocably consent to and irrevocably waive, any conflict associated with any such representation in any such matter.

Section 5.04 PRIVILEGED COMMUNICATIONS.

(a) Col-Care hereby irrevocably acknowledges and agrees, on behalf of itself and its controlled Affiliates, that all attorney-client communications between, on the one hand, CGGC or any officer, employee, director, or shareholder of CGGC, and, on the other hand, the CGGC Retained Firms, that relate to the Col-Care Transaction-Related Matters, shall be deemed privileged communications as to which the attorney-client privilege and expectation as to client confidence belongs to and may be waived only by individuals who constituted a majority of the board of directors of CGGC immediately before the Effective Time; and Col-Care and its Affiliates (whether purporting to act on behalf of or through CGGC or otherwise) may not claim and will not obtain or use for any purpose any such privileged communications by any means or process without the consent of individuals who constituted a majority of the CGGC Board immediately before the Effective Time; provided that nothing in this Agreement shall prevent Col-Care and its Affiliates from obtaining or using any communications relating to the Col-Care Transaction-Related Matters as required under applicable Laws.

(b) CGGC hereby irrevocably acknowledges and agrees, on behalf of itself and its controlled Affiliates, that all attorney-client communications between, on the one hand, Col-Care or any of its Subsidiaries, or any manager, member, officer, employee, director or shareholder of Col-Care or any Subsidiary thereof and, on the other hand, the Col-Care Retained Firms, that relate to the Col-Care Transaction-Related Matters, shall be deemed privileged communications as to which the attorney-client privilege and expectation as to client confidence belongs to and may be waived only by individuals who constituted a majority of the board of directors of Col-Care immediately before the Effective Time; and CGGC and its Affiliates (whether purporting to act on behalf of or through Col-Care or otherwise) may not claim and will not obtain or use for any purpose any such privileged communications by any means or process without the consent of individuals who constituted a majority of the Col-Care Board immediately before the Effective Time; provided that nothing in this Agreement shall prevent CGGC from obtaining or using any communications relating to the Col-Care Transaction-Related Matters as required under applicable Laws.

Section 5.05 COL-CARE NON-SOLICITATION.

(a) Col-Care shall not, directly or indirectly, and shall (to the extent within its power) cause its Subsidiaries to not, through any officer, director or employee of Col-Care or its Subsidiaries, and shall use reasonable commercial efforts to ensure that Col-Care’s Representatives (which, for greater certainty, excludes securityholders of Col-Care’s Subsidiaries and their respective Representatives that are not acting in concert with, or with the assistance of, any of Col-Care’s Representatives) do not, or otherwise, and shall not permit any such Person to:

(i)

solicit, initiate, encourage or otherwise facilitate (including by way of furnishing or providing copies of, access to, or disclosure of, any confidential information, properties, facilities, books or records of Col-Care or its Subsidiaries or entering into any form of agreement, arrangement or understanding) any inquiry, proposal or offer that constitutes or could reasonably be expected to lead to an Acquisition Proposal for Col-Care;

(ii)

enter into or otherwise engage or participate in any discussions or negotiations with any Person (other than CGGC) regarding any inquiry, proposal or offer that constitutes or could reasonably be expected to lead to an Acquisition Proposal for Col-Care; provided that, for greater certainty, Col-Care may advise any Person making an unsolicited Acquisition Proposal for Col-Care that Col-Care is not permitted to pursue such Acquisition Proposal;

(iii)

accept, approve, endorse or recommend, or publicly propose to accept, approve, endorse or recommend, or take no position or remain neutral with respect to, any Acquisition Proposal for Col-Care, provided that the Subsidiaries of Col-Care (and the directors, officers and employees of each Subsidiary in their capacity as Representatives of such Subsidiary) shall be permitted to refrain from taking any position with respect to an Acquisition Proposal; or

(iv)	enter into or publicly propose to enter into any agreement in respect of an Acquisition Proposal for Col-Care.

(b) Col-Care shall, and shall use reasonable commercial efforts to cause Col-Care’s Representatives to, immediately cease and terminate, and cause to be terminated, any solicitation, encouragement, discussion, negotiations, or other activities commenced prior to the Agreement Date with any Person (other than CGGC) with respect to any inquiry, proposal or offer that constitutes an Acquisition Proposal for Col-Care, and in connection with such termination shall:

(i)	discontinue access to and disclosure of all information and any confidential information, properties, facilities, books and records of Col-Care and its Subsidiaries; and

(ii)

request: (A) the return or destruction of all copies of any confidential information regarding Col-Care and its Subsidiaries provided to any Person who received such confidential information since June 30, 2018 (other than CGGC) in connection with a material disposition by Col-Care or any of its Subsidiaries, a sale of all or substantially all of the assets of Col-Care or any of its Subsidiaries or a financing of Col-Care or any of its Subsidiaries, in each case, that constitutes or could reasonably be expected to lead to an Acquisition Proposal for Col-Care and (B) the destruction of all material including or incorporating or otherwise reflecting such confidential information regarding Col-Care and its Subsidiaries using its reasonable commercial efforts to ensure that such requests are fully complied with in accordance with the terms of any rights or entitlements of Col-Care and its Subsidiaries in respect thereof;

(c) Col-Care represents and warrants that it has not waived any confidentiality, standstill or similar agreement or restriction to which Col-Care or any Subsidiary of Col-Care is a party, except to permit submissions of expressions of interest prior to the Agreement Date, and covenants and agrees that (i) the Col-Care Group shall take all necessary action to enforce each confidentiality, standstill or similar agreement or restriction to which Col-Care or any Subsidiary is a party, and (ii) none of Col-Care, any Subsidiary of Col-Care or any of their respective Representatives have released or will, without the prior written consent of CGGC (which may be withheld or delayed in CGGC’s sole and absolute discretion), release any Person from, or waive, amend, suspend or otherwise modify such Person’s obligations respecting Col-Care, or any of its Subsidiaries, under any confidentiality, standstill or similar agreement or restriction to which Col-Care or any Subsidiary is a party.

Section 5.06 CGGC NON-SOLICITATION.

(a) CGGC shall not, directly or indirectly, through any officer, director or employee of CGGC, and shall use reasonable commercial efforts to ensure that any of CGGC’s Representatives do not, and shall not permit any such Person to:

(i)

solicit, initiate, encourage or otherwise facilitate (including by way of furnishing or providing copies of, access to, or disclosure of, any confidential information, properties, facilities, books or records of CGGC or entering into any form of agreement, arrangement or understanding) any inquiry, proposal or offer that constitutes or could reasonably be expected to lead to an Acquisition Proposal for CGGC;

(ii)

enter into or otherwise engage or participate in any discussions or negotiations with any Person (other than Col-Care) regarding any inquiry, proposal or offer that constitutes or could reasonably be expected to lead to an Acquisition Proposal for CGGC; provided that, for greater certainty, CGGC may advise any Person making an unsolicited Acquisition Proposal for CGGC that CGGC is not permitted to pursue such Acquisition Proposal;

(iii)	withdraw, amend or modify the CGGC Board Recommendation; or

(iv)	enter into or publicly propose to enter into any agreement in respect of an Acquisition Proposal for CGGC.

(b) CGGC shall, and shall use reasonable commercial efforts to cause CGGC’s Representatives to, immediately cease and terminate, and cause to be terminated, any solicitation, encouragement, discussion, negotiations or other activities commenced prior to the Agreement Date with any Person (other than Col-Care) with respect to any inquiry, proposal or offer that constitutes an Acquisition Proposal for CGGC, and in connection with such termination shall:

(i)	discontinue access to and disclosure of all information and any confidential information, properties, facilities, books and records of CGGC; and

(ii)

request: (A) the return or destruction of all copies of any confidential information regarding CGGC provided to any Person who received such confidential information (other than Col-Care) and (B) the destruction of all material including or incorporating or otherwise reflecting such confidential information regarding CGGC using its reasonable commercial efforts to ensure that such requests are fully complied with in accordance with the terms of any rights or entitlements of CGGC in respect thereof.

Section 5.07 BREACH BY REPRESENTATIVES. Without limiting the generality of the foregoing: (a) any violation of the restrictions set forth in this Article V by CGGC’s Representatives is deemed to be a breach of this Article V by CGGC; and (b) any violation of the restrictions set forth in this Article V by Col-Care’s Representatives is deemed to be a breach of this Article V by Col-Care.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.01 ACCESS TO INFORMATION; CONFIDENTIALITY. During the Interim Period, subject to applicable Law, the Col-Care Group shall afford to CGGC, and to CGGC’s Representatives, reasonable access, during normal business hours and upon reasonable prior notice to Col-Care, to all of the Col-Care Group’s properties, personnel, Contracts, books and records as CGGC may from time to time reasonably request. Notwithstanding any of the foregoing, any such investigation or consultation shall be conducted in such a manner as not to interfere unreasonably with the business or operations of the Col-Care Group or otherwise result in any significant interference with the prompt and timely discharge by their employees or other Representatives of their normal duties. The Parties acknowledge that all information provided by or on behalf of the Col-Care Group or any of their Representatives in connection with this Agreement to CGGC or any of its Representatives shall be “Confidential Information” under the Confidentiality and Non-Disclosure Agreement, by and between CGGC and Col-Care, dated as of October 1, 2018 (the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms until the Effective Time and shall thereafter be terminated and of no further force and effect. Subject to Section 9.14, CGGC shall indemnify the Col-Care Group and their Affiliates and Representatives from, and hold the Col-Care Group and their Affiliates and Representatives harmless against, any and all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs, expenses, including attorneys’ fees and disbursements, and the cost of enforcing this indemnity arising out of or resulting from any breach of the Confidentiality Agreement provided pursuant to this Section 6.01.

Section 6.02 APPROVALS.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to cooperate with the other Party and use its reasonable best efforts (unless, with respect to any action, another standard of performance is expressly provided for herein) to promptly take, or cause to be taken, all actions and to do, or cause to be done, and to assist the other Party in doing, all things necessary, proper or advisable to consummate, as promptly as practicable, the Col-Care Transaction and the other transactions contemplated by this Agreement, including: (i) taking all actions necessary to cause (A) in the case of Col-Care, the conditions to effect the Col-Care Transaction set forth in Section 7.01 and Section 7.02 to be satisfied, or (B) in the case of CGGC, the conditions to effect the Col-Care Transaction set forth in Section 7.01 and Section 7.03 to be satisfied, in each case, as promptly as practicable; (ii) obtaining all necessary Orders and Governmental Authorizations of any Governmental Authority, making all necessary registrations, declarations and filings with, and providing all necessary notices to, any Governmental Authority; (iii) executing and delivering any additional instruments necessary to consummate the Col-Care Transaction and the other transactions contemplated by this Agreement; and (iv) vigorously defending and contesting any Proceeding that would otherwise prevent or materially impede, interfere with, hinder or delay the consummation of the Col-Care Transaction and the other transactions contemplated by this Agreement. Additionally, except as mutually agreed, each of the Parties shall use reasonable best efforts to not take any action after the Agreement Date (including with respect to any acquisition by merger, consolidation, share, stock or asset purchase or otherwise, or the entry into any agreement with respect thereto) that would reasonably be expected to delay the obtaining of, or result in not obtaining, any Orders and Governmental Authorizations necessary to be obtained in order to satisfy the conditions set forth in Section 7.01.

(b) Each of the Parties shall use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing, submission or written communication with a Governmental Authority in connection with the transactions contemplated by this Agreement and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the transactions contemplated by this Agreement, including any Proceeding initiated by a private Person, and allow the other Party to review in advance and consider in good faith the views of the other Party with respect to such filing, submission, or written communication, (ii) keep the other Party informed in all material respects and on a reasonably timely basis of any material communication received by such Party from any Governmental Authority and of any material communication received or given in connection with any Proceeding by a private Person, in each case regarding any of the transactions contemplated by this Agreement, (iii) subject to applicable Laws relating to the exchange of information, and to the extent reasonably practicable, consult with the other Party with respect to information relating to the other Party and its Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third Person or any Governmental Authority in connection with the transactions contemplated by this Agreement, and (iv) to the extent permitted by any applicable Governmental Authority or other Person, give the other Party the opportunity to attend and participate in such meetings and conferences.

(c) If required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the “HSR Act”) and if the appropriate filing of a Pre-Merger Notification and Report Form pursuant to the HSR Act has not been filed prior to the date hereof, each Party agrees to make an appropriate filing of a Pre-Merger Notification and Report Form with respect to the transactions contemplated by this Agreement within twenty (20) Business Days after the date hereof, to request early termination of the applicable waiting period and to supply promptly any additional information and documentary material that may be requested pursuant to the HSR Act. The Parties will not take any action that will have the effect of delaying, impairing or impeding the receipt of any required approvals and shall promptly respond to any reasonable requests for additional information from any Governmental Authority or other third party in respect thereof. Col-Care shall pay all filing and related fees in connection with any such filings that must be made by any of the Parties under the HSR Act. Each of Col-Care and CGGC hereby covenants and agrees to use their respective commercially reasonable efforts to secure termination of any waiting periods under the HSR Act or any other applicable law and to obtain the approval of the Federal Trade Commission (the “FTC”), the Antitrust Division of the United States Department of Justice (the “DOJ”) or any other Governmental Authority, as applicable, for the Col-Care Transaction and the other transactions contemplated hereby. Each Party will use its commercially reasonable efforts (which shall not include litigation) to resolve such objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement under the HSR Act.

Section 6.03 REORGANIZATION

(a) In contemplation of the Col-Care Transaction, CGGC shall, and shall cause each of its respective Subsidiaries (collectively, the “Reorganizing Party”) to continue under the BCBCA in accordance with the terms hereof (a “Default Reorganization”).

(b) Col-Care is continuing to evaluate other potential jurisdictions in which CGGC could reorganize the business, operations and assets of the Reorganizing Party to further improve the tax efficiencies of the Col-Care Transaction and transactions contemplated herein (an “Enhanced Reorganization”).

(c) The Reorganizing Party and Col-Care shall cooperate in structuring, planning and implementing any Default Reorganization or an Enhanced Reorganization (each a “Reorganization”) and any Reorganization shall be reasonably satisfactory to the Reorganizing Party and Col-Care before any Reorganization is effected. For greater certainty, and subject to Section 6.03(e), the Reorganizing Party agrees, to the extent necessary or advisable, to seek the approval and authorization of the CGGC Shareholders at the CGGC Shareholder Meeting of any Reorganization upon the request of Col-Care.

(d) The implementation of any Reorganization pursuant to this Section 6.03 shall not be considered a breach of any covenant under this Agreement and shall not be considered in determining whether a representation or warranty of a Party hereunder has been breached; and

(e) Any Reorganization shall:

(i)	be effected as close as reasonably practicable to the Effective Time; and

(ii)

not impair the ability of the Parties to complete, or delay the completion of, the Col-Care Transaction, including any delay in the date of the CGGC Shareholder Meeting in accordance with Section 2.02(a).

(f) The Parties shall work cooperatively and use their respective commercially reasonable efforts to prepare prior to the Effective Time all documentation necessary and do such other acts and things as are necessary to give effect to such Reorganization pursuant to Section 6.03(a). In addition, in contemplation of the Col-Care Transaction, each Party shall, and shall cause each of its respective Subsidiaries to, cooperate with the other Party in amending (an “Amendment”) the closing mechanics of the Col-Care Transaction to improve the Canadian or U.S. federal income tax treatment of the Col-Care Transaction to Col-Care, CGGC or the Surviving Company and the Parties shall be permitted to take all necessary or desirable steps to effect any such Amendment.

Section 6.04 COL-CARE OPTIONS. Each Party shall use its best efforts to cause any lapse, expiration, cancellation, exercise, exchange or other disposition of any Col-Care Option (including any exchange of such Col-Care Option for a Replacement Option), and any other transaction that occurs or is deemed to occur for Tax purposes on account of such lapse, expiration, cancellation, exercise, exchange or other disposition, to be structured in a manner than would not result in any adverse Tax consequences to Col-Care or any of the Col-Care Members.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.01 CONDITIONS TO EACH PARTY’S OBLIGATION TO EFFECT THE COL-CARE TRANSACTION. The respective obligations of each Party to effect the Col-Care Transaction shall be subject to the satisfaction (or waiver by the Party entitled to the benefit thereof, to the extent permitted by applicable Law) at or prior to the Effective Time of the following conditions:

(a) Col-Care Resolution. The Col-Care Transaction Resolution shall have been approved and adopted by Col-Care Member Approval.

(b) CGGC Transaction Resolutions. The CGGC Transaction Resolutions shall have been approved and adopted by the CGGC Shareholders at the CGGC Shareholder Meeting.

(c) Exchange Approval. The approval of the Exchange shall have been obtained by CGGC to enable the Col-Care Transaction to qualify as CGGC’s “qualifying transaction” and for the listing of the CGGC Common Shares on the Exchange after the Effective Time.

(d) Prospectus Receipt. A final receipt for the Prospectus shall have been issued by the CGGC Securities Authorities.

(e) Required Regulatory Approvals. All regulatory approvals set forth in Section 7.01(e) of the Col-Care Disclosure Schedule shall have been received or concluded on terms satisfactory to CGGC and Col-Care and without undue burden on either of them, each acting reasonably, and in each case without the imposition of any Restraint that would reasonably be expected to have a Material Adverse Effect, as applicable.

(f) No Injunction or Other Restraint. No Law or Order of a competent Governmental Authority (collectively, “Restraints”) shall have been enacted, issued, promulgated, enforced or entered and shall continue to be in effect, in each case, that makes illegal, enjoins or otherwise prohibits the consummation of the Col-Care Transaction.

(g) Third Party Consents. The third party consents set forth in Section 7.01(g) of the Col-Care Disclosure Schedule shall have been obtained on terms satisfactory to CGGC and Col-Care, each acting reasonably.

(h) Conversion of CGGC Class A and CGGC Class B Shares. On or prior to the Effective Time, all of the existing CGGC Class A Shares and CGGC Class B Shares outstanding immediately prior to the Closing shall have been converted into Common Shares (the “CGGC Share Conversion”) in accordance with the Constating Documents of CGGC as they shall have been amended to include the share terms set forth on Schedule “A”.

(i) Amalgamation of CGGI and CGGC. On or prior to the Effective Time (but not earlier than the effective time of the CGGC Share Conversion), the amalgamation of CGGI and CGGC (the “CGGI Amalgamation”) shall have occurred.

(j) Merger of CAP LLC and Col-Care. Prior to the Effective Time, the merger of CAP LLC and Col-Care shall have occurred.

(k) HSR Act. If applicable, the waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

Section 7.02 CONDITIONS TO OBLIGATION OF CGGC TO EFFECT THE COL-CARE TRANSACTION. The obligations of CGGC to effect the Col-Care Transaction shall be subject to the satisfaction (or waiver by CGGC, to the extent permitted by applicable Law) at or prior to the Effective Time of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of Col-Care contained in this Agreement (without giving effect to any “materiality” or “Material Adverse Effect” qualifiers) shall be true and correct in all respects as of the Effective Time with the same effect as if made as of the Effective Time (other than such representations and warranties that are made as of a specified date, which representations and warranties shall be true and correct as of such specified date), except where the failure of any such representations and warranties to be so true and correct has not had a Material Adverse Effect.

(b) Performance of Obligations of Col-Care. Col-Care shall have performed or complied in all material respects with all of its obligations and covenants required to be performed or complied with by it under this Agreement at or prior to the Effective Time.

(c) Certificate. CGGC shall have received a certificate executed by the chief executive officer or chief financial officer of Col-Care, dated as of the Closing Date, certifying to the effect that the conditions set forth in Section 7.02(a) and Section 7.02(b) have been duly satisfied.

(d) US Tax Certifications. CGGC shall have received from Col-Care (i) an original and duly executed IRS Form W-9 and (ii) an original and duly executed certificate pursuant to Treasury Regulations § 1.1445-2(b) and Section 1446(f) of the Code certifying that Col-Care is not a foreign person within the meaning of Sections 1445 or 1446 of the Code. In addition, Col-Care shall have delivered (or be deemed to have delivered) to its Members which are not “United States persons” within the meaning of Code Section 7701(a)(30) a certificate, in accordance with Section 6.04 of IRS Notice 2018-29, issued by Col-Care and signed under penalties of perjury by an officer or manager of Col-Care no earlier than thirty (30) days before the Closing Date, certifying that if Col-Care had sold all of its assets at their fair market value (determined immediately following the Col-Care Contribution and Exchange), the amount of gain that would have been effectively connected with the conduct of a trade or business within the United States would be less than twenty-five percent (25%) of the total gain.

Section 7.03 CONDITIONS TO OBLIGATION OF COL-CARE TO EFFECT THE COL-CARE TRANSACTION. The obligations of Col-Care to effect the Col-Care Transaction shall be subject to the satisfaction (or waiver by Col-Care, to the extent permitted by applicable Law) at or prior to the Effective Time of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of CGGC contained in this Agreement (without giving effect to any “materiality” or “Material Adverse Effect” qualifiers) shall be true and correct in all respects as of the Effective Time with the same effect as of made as of the Effective Time (other than such representations and warranties that are made as of a specified date, which representations and warranties shall be true and correct as of such specified date), except where the failure of any such representations and warranties to be so true and correct has not had an Material Adverse Effect.

(b) Performance of Obligations of CGGC. CGGC shall have performed or complied in all material respects with all its obligations and covenants required to be performed or complied with by it under this Agreement at or prior to the Effective Time.

(c) Fees and Expenses. As at the Effective Time, CGGC’s total fees and expenses since its inception shall not have exceeded CDN$4,800,000.

(d) Certificate. Col-Care shall have received a certificate executed by the chief executive officer or chief financial officer of CGGC, dated as of the Closing Date, certifying to the effect that the conditions set forth in Section 7.03(a), and Section 7.03(b), have been duly satisfied.

(e) Available Cash. On or prior to the Effective Time: (i) the amounts payable in respect of CGGC Class A Shares in respect of which notices of redemption that have been deposited and not withdrawn; and (ii) the amount equal to the number of CGGC Class A Shares for which dissent rights have been validly exercised and not withdrawn multiplied by the redemption amount per CGGC Class A Share to which redeeming shareholders are entitled, shall not exceed, in the aggregate, an amount equal to CDN$7,000,000; provided that Col-Care agrees that its only remedy against CGGC in the event of a failure to satisfy the condition in this Section 7.03(e) shall be to waive this condition or to terminate this Agreement in accordance with, and subject to, the terms and conditions of Article VIII.

(f) CGGC Trading Price. The weighted average trading price of the CGGC Class A Restricted Voting Units during the ten (10) trading days ended two Business Days prior to the Closing Date shall be not less than $3.00 per CGGC Class A Restricted Voting Unit.

(g) Resignations. The actions contemplated by Section 5.02(c), or as otherwise agreed by the Parties, shall have been completed.

(h) Foreign Private Issuer. Immediately prior to the Effective Time, CGGC shall be a Foreign Private Issuer.

Section 7.04 FRUSTRATION OF CLOSING CONDITIONS. Notwithstanding anything herein to the contrary, (a) Col-Care may not rely on the failure of any condition set forth in Section 7.01 or Section 7.03 to be satisfied if such failure was caused by its failure to perform in all material respects any of its obligations under this Agreement, to act in good faith or to use its reasonable best efforts to consummate the Col-Care Transaction and the other transactions contemplated hereby, including as required by Section 6.02, and (b) CGGC may not rely on the failure of any condition set forth in Section 7.01 or Section 7.02 to be satisfied if such failure was caused by the failure of CGGC to perform in all material respects any of its obligations under this Agreement, to act in good faith or to use its reasonable best efforts to consummate the Col-Care Transaction and the other transactions contemplated hereby, including as required by Section 6.02.

ARTICLE VIII

TERM AND TERMINATION

Section 8.01 TERM. This Agreement shall be effective from the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms (except if and to the extent any provisions are specifically noted herein as surviving the termination of this Agreement).

Section 8.02 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time:

(a)	by mutual written consent of CGGC and Col-Care;

(b)	by either CGGC or Col-Care if:

(i)

the Effective Time shall not have occurred on or before March 31, 2019 (the “Outside Date”); provided that, the right to terminate this Agreement pursuant to this Section 8.02(b)(i) shall not be available to any Party if the failure of the Effective Time to occur on or before the Outside Date is caused by a failure of such Party to perform any of its obligations under this Agreement required to be performed at or prior to the Effective Time and such action or failure to perform constitutes a breach in any material respect of this Agreement; or

(ii)

a Governmental Authority of competent jurisdiction shall have issued a final and non-appealable Order having the effect of permanently restraining, enjoining or otherwise prohibiting the consummation of the Col-Care Transaction; provided that the right to terminate this Agreement pursuant to this Section 8.02(b)(ii) shall not be available to a Party if the issuance of such final, non-appealable Order is caused by a failure of such Party to perform or comply with any of its obligations or covenants under this Agreement; and provided, further that the Party seeking to terminate this Agreement pursuant to this Section 8.02(b)(ii) shall have complied with its obligations under Section 6.02 to prevent, oppose or remove such Order;

(c) by CGGC if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Col-Care under this Agreement occurs that would cause any condition in Section 7.02 not to be satisfied, and such breach or failure is incapable of being cured by the Outside Date, and CGGC is not then in breach of this Agreement so as to cause any condition in Section 7.03 not to be satisfied, or any condition in Section 7.02 is otherwise not able to be satisfied; and

(d) by Col-Care if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of CGGC under this Agreement occurs that would cause any condition in Section 7.03 not to be satisfied, and such breach or failure is incapable of being cured by the Outside Date, and Col-Care is not then in breach of this Agreement so as to cause any condition in Section 7.02 not to be satisfied, or any condition in Section 7.03 is otherwise not able to be satisfied.

Any Party terminating this Agreement pursuant to this Section 8.02 (other than Section 8.02(a)) shall give written notice of such termination to the other Party in accordance with this Agreement specifying the provision or provisions hereof pursuant to which such termination is being effected.

Section 8.03 EFFECT OF TERMINATION. In the event of termination of this Agreement pursuant to Section 8.02, this Agreement shall forthwith become null and void and of no effect, without any liability or obligation on the part of any Party (or any CGGC Related Party, Col-Care Related Party or any of their respective Representatives), whether arising before or after such termination, based on, arising out of or relating to this Agreement or the negotiation, execution, performance or subject matter hereof (whether in contract or in tort or otherwise, or whether at law or in equity); provided that the provisions of Article I (as applicable), Section 5.03, the last sentence of Section 6.01, this Article VIII and Article IX shall survive such termination.

ARTICLE IX

GENERAL PROVISIONS

Section 9.01 NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to or in connection with this Agreement shall survive the Effective Time. This Section 9.01 shall not limit any covenants and agreements of the Parties that contemplate performance after the Effective Time or otherwise expressly by their terms survive the Effective Time, which, in each case, shall survive in accordance with their terms.

Section 9.02 EXPENSES. All fees and expenses incurred in connection with this Agreement, the Col-Care Transaction and the other transactions contemplated by this Agreement shall be paid by the Party incurring such fees or expenses, whether or not the Col-Care Transaction or any of the other transactions contemplated by this Agreement are consummated.

Section 9.03 NOTICES. All notices and other communications hereunder shall be in writing in one of the following formats and shall be deemed given: (a) upon actual delivery if personally delivered to the Party to be notified if received prior to 5:00 p.m. on a Business Day in the place of receipt, otherwise such notice or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt; (b) when sent if sent by email to the Party to be notified if received prior to 5:00 p.m. on a Business Day in the place of receipt, otherwise such notice or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt; provided that notice given by email shall not be effective unless (i) such notice specifically states that it is being delivered pursuant to this Agreement and (ii) either (A) a duplicate copy of such email notice is promptly given by one of the other methods described in this Section 9.03; or (B) the receiving Party delivers a written confirmation of receipt for such notice either by email (excluding “out of office” or similar automated replies) or any other method described in this Section 9.03; or (c) when delivered if sent by a courier (with confirmation of delivery) if received prior to 5:00 p.m. on a Business Day in the place of receipt, otherwise such notice or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt; in each case to the Party to be notified at the following address:

If to CGGC, to:

Canaccord Genuity Growth Corp.

161 Bay Street, Suite 3000

Toronto ON, Canada

M5J 2S1

Attention: Michael D. Shuh

Email:    MShuh@canaccordgenuity.com

with copies (which shall not constitute notice) to:

Blake, Cassels & Graydon LLP

199 Bay Street

Suite 4000, Commerce Court West

Toronto ON M5L 1A9

Attention: Jeff Glass; Norbert Knutel

Email:    jeff.glass@blakes.com

    norbert.knutel@blakes.com

and

Goodwin Procter LLP

The New York Times Building

620 Eighth Avenue

New York, NY 10018

Attention: Thomas S. Levato

Email: Tlevato@goodwinlaw.com

if to Col-Care, to:

Columbia Care LLC

321 Billerica Road

Suite 204

Chelmsford, MA 01824

Attention: Mary Miller

Email:    mmiller@col-care.com

with copies (which shall not constitute notice) to:

Eversheds Sutherland (US) LLP

999 Peachtree Street, NE

Atlanta, GA 30309

Attention: Wes Sheumaker; Michael Voynich

Email: wessheumaker@eversheds-sutherland.us

  michaelvoynich@eversheds-sutherland.us

and

Stikeman Elliott LLP

5300 Commerce Court West

199 Bay Street

Toronto ON M5L 1B9

Attention: Martin Langlois; Ron Ferguson

Email: mlanglois@stikeman.com

  rferguson@stikeman.com

Section 9.04 ENTIRE AGREEMENT. This Agreement (including the Schedules hereto and the Col-Care Disclosure Schedule), together with the Confidentiality Agreement, constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the Parties and their Affiliates, or any of them, with respect to the subject matter of this Agreement and the Confidentiality Agreement. Upon the Effective Time, the Confidentiality Agreement shall terminate.

Section 9.05 AMENDMENT. This Agreement may be amended by the Parties at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

Section 9.06 EXTENSION; WAIVER. At any time prior to the Effective Time, the Parties may: (a) extend the time for the performance of any of the obligations or other acts of the other Parties; (b) to the extent permitted by applicable Law, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; or (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 9.07 NO THIRD-PARTY BENEFICIARIES. Neither this Agreement nor any other agreement contemplated hereby is intended to or shall confer upon any Person (including any Col-Care Related Party or CGGC Related Party) other than the Parties any legal or equitable rights or remedies. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 9.06 without notice or liability to any other Person. The representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters.

Section 9.08 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part (by operation of law or otherwise), by either of the Parties without the prior written consent of the other Party, and any attempt to make any such assignment without such consent shall be null and void. Subject to the immediately preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns.

Section 9.09 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

Section 9.10 JURISDICTION. In relation to any Proceedings to enforce this Agreement or arising out of or in connection with this Agreement, each of the Parties irrevocably submits to the exclusive jurisdiction of the Ontario courts and waives any objection to Proceedings in such courts on the grounds of venue or on the grounds that the Proceedings have been brought in an inappropriate forum.

Section 9.11 SPECIFIC PERFORMANCE; REMEDIES. The Parties agree that irreparable injury for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that either of the Parties does not perform any of the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. Accordingly, the Parties acknowledge and agree that each of the Parties shall be entitled to seek an injunction, specific performance and other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof and thereof, in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that the other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any Party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court having jurisdiction related to this Agreement as provided in Section 9.10 shall be entitled to such an injunction without the necessity of demonstrating damages or posting a bond or other security in connection with any such injunction. Each of CGGC, on the one hand, and Col-Care, on the other hand, hereby agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by CGGC or Col-Care, as applicable, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of CGGC or Col-Care, as applicable, under this Agreement.

Section 9.12 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 9.13 COUNTERPARTS; FACSIMILE AND ELECTRONIC SIGNATURES. This Agreement may be executed in any number of counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party. This Agreement or any counterpart may be executed and delivered by facsimile copies or delivered by electronic communications by PDF, each of which shall be deemed an original.

Section 9.14 WAIVER OF ACCESS TO ESCROW ACCOUNT. Notwithstanding anything to the contrary in this Agreement, Col-Care hereby irrevocably waives and releases, and shall cause any Affiliate of Col-Care in connection with the Col-Care Transaction, to waive and release, on substantially similar terms, any and all right, title, interest, causes of action and claims of any kind, whether in tort or contract or otherwise (each, a “Claim”), in or to, and any and all right to seek payment of any amounts due to it in connection with the Col-Care Transaction or this Agreement, out of the Escrow Account, or from monies or other assets released from the Escrow Account that are payable to CGGC Shareholders or IPO Underwriters, and hereby irrevocably waives and releases any Claim it may have in the future, as a result of, or arising out of, this Agreement or the Col-Care Transaction, which Claim would reduce or encumber any monies or other assets released from the Escrow Account that are payable to CGGC Shareholders or IPO Underwriters, or to any monies or other assets in the Escrow Account, and further agrees not to seek recourse, reimbursement, payment or satisfaction of any Claim against the Escrow Account, any monies or other assets released from the Escrow Account that are payable to CGGC Shareholders or IPO Underwriters or any monies or other assets in the Escrow Account for any reason whatsoever or to bring any proceedings against the Escrow Account or the Escrow Agent.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

CANACCORD GENUITY GROWTH CORP.

By:	(Signed) Michael D. Shuh
	Name:	Michael D. Shuh
	Title:	Chief Executive Officer

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

COLUMBIA CARE LLC

By:	(Signed) Nicholas Vita
	Name:	Nicholas Vita
	Title:	Chief Executive Officer

Schedule “A”

Proposed Share Terms for CGGC

ARTICLE 1 - SPECIAL RIGHTS AND RESTRICTIONS ATTACHED TO COMMON SHARES

1.1	Voting

The holders of Common shares (“Common Shares”) shall be entitled to receive notice of and to attend and vote at all meetings of shareholders of the Company except a meeting at which only the holders of another class or series of shares is entitled to vote. Each Common Share shall entitle the holder thereof to one vote at each such meeting.

1.2	Equality

Except as set out in this Article 1 and in Article 2, the Common Shares and Proportionate Voting Shares have the same rights and are equal in all respects and are treated by the Company as if they were shares of one class only.

1.3	Alteration to Rights of Common Shares

So long as any Common Shares remain outstanding, the Company will not, without the consent of the holders of Common Shares expressed by separate special resolution, alter or amend these Articles if the result of such alteration or amendment would:

(a) prejudice or interfere with any right or special right attached to the Common Shares; or

(b) affect the rights or special rights of the holders of Common Shares and Proportionate Voting Shares on a per share basis which differs from the basis of one (1) per share in the case of the Common Shares, and [one thousand (1000)] per share in the case of the Proportionate Voting Shares.

1.4	Dividends

Subject to the preferences accorded to the holders of the Preferred shares:

(a) The holders of Common Shares shall be entitled to receive such dividends payable in cash or property of the Company as may be declared thereon by the Board of Directors from time to time. The Board of Directors may declare no dividend payable in cash or property (other than a stock dividend payable in Common Shares) on the Common Shares unless the Board of Directors simultaneously declare a dividend payable in cash or property (other than a stock dividend payable in Common Shares or Proportionate Voting Shares) on the Proportionate Voting Shares in an amount per Proportionate Voting Share equal to the amount of the dividend declared per Common Share, multiplied by [one thousand (1000)], and each fraction of a Proportionate Voting Share will be entitled to the applicable fraction thereof.

(b) The Board of Directors may declare a stock dividend payable in Common Shares on the Common Shares, but only if the Board of Directors simultaneously declares a stock dividend payable in:

(i) Proportionate Voting Shares on the Proportionate Voting Shares, in a number of shares per Proportionate Voting Share (or fraction thereof) equal to the number of shares declared per Common Share (or fraction thereof); or

(ii) Common Shares on the Proportionate Voting Shares, in a number of shares per Proportionate Voting Share (or fraction thereof) equal to the number of shares declared per Common Share (or fraction thereof), multiplied by [one thousand (1000)].

1.5	Liquidation Rights

In the event of the liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or in the event of any other distribution of assets of the Company to its shareholders for the purposes of winding up its affairs, the holders of the Common Shares shall be entitled to participate pari passu with the holders of Proportionate Voting Shares on the basis that each Proportionate Voting Share will be entitled to the amount of such distribution per Common Share multiplied by [one thousand (1000)], and each fraction of a Proportionate Voting Share will be entitled to the amount calculated by multiplying the fraction by the amount otherwise payable in respect of a whole Proportionate Voting Share, but only after the payment to the holders of the Preferred shares, in accordance with the preference on liquidation, dissolution or winding-up accorded to the holders of the Preferred shares.

1.6	Subdivision or Consolidation

The Common Shares shall not be consolidated or subdivided unless the Proportionate Voting Shares are simultaneously consolidated or subdivided utilizing the same divisor or multiplier.

1.7	Voluntary Conversion of Common Shares

Each Common Share shall be convertible at the option of the holder into such number of Proportionate Voting Shares as is determined by dividing the number of Common Shares being converted by [one thousand (1000)], provided the Board of Directors has approved such conversion.

Before any holder of Common Shares shall be entitled to voluntarily convert Common Shares into Proportionate Voting Shares in accordance with this Article 1.7, the holder shall surrender the certificate or certificates representing the Common Shares to be converted at the head office of the Company, or the office of any transfer agent for the Common Shares, and shall give written notice to the Company at its head office of his or her election to convert such Common Shares and shall state therein the name or names in which the certificate or certificates representing the Proportionate Voting Shares are to be issued (a “Common Shares Conversion Notice”). Provided that such conversion has been approved by the Board of Directors of the Company, the Company shall (or shall cause its transfer agent to) as soon as practicable thereafter, issue to such holder or his or her nominee, a certificate or certificates or direct registration statement representing the number of Proportionate Voting Shares to which such holder is entitled upon conversion. Provided that such conversion has been approved by the Board of Directors of the Company, such conversion shall be deemed to have taken place immediately prior to the close of business on the day on which the certificate or certificates representing the Common Shares to be converted is surrendered and the Common Shares Conversion Notice is delivered, and the person or persons entitled to receive the Proportionate Voting Shares issuable upon such conversion shall be treated for all purposes as the holder or holders of record of such Proportionate Voting Shares as of such date.

1.8	Conversion of Common Shares Upon An Offer

In the event that an offer is made to purchase Proportionate Voting Shares, and such offer is:

(a) required, pursuant to applicable securities legislation or the rules of any stock exchange on which the Proportionate Voting Shares may then be listed, to be made to all or substantially all of the holders of Proportionate Voting Shares in a province or territory of Canada to which the requirement applies (such offer to purchase, an “Offer”); and

(b) not made to the holders of Common Shares for consideration per Common Share equal to [.001] of the consideration offered per Proportionate Voting Share;

each Common Share shall become convertible at the option of the holder into Proportionate Voting Shares on the basis of [one thousand (1000)] Common Shares for one (1) Proportionate Voting Share, at any time while the Offer is in effect until one day after the time prescribed by applicable securities legislation or stock exchange rules for the offeror to take up and pay for such shares as are to be acquired pursuant to the Offer (the “Common Share Conversion Right”). For avoidance of doubt, fractions of Proportionate Voting Shares may be issued in respect of any amount of Common Shares in respect of which the Common Share Conversion Right is exercised which is less than [one thousand (1000)].

The Common Share Conversion Right may only be exercised for the purpose of depositing the Proportionate Voting Shares acquired upon conversion under such Offer, and for no other reason. If the Common Share Conversion Right is exercised, the Company shall procure that the transfer agent for the Common Shares shall deposit under such Offer the Proportionate Voting Shares acquired upon conversion, on behalf of the holder.

To exercise the Common Share Conversion Right, a holder of Common Shares or his or her attorney, duly authorized in writing, shall:

(i) give written notice of exercise of the Common Share Conversion Right to the transfer agent for the Common Shares, and of the number of Common Shares in respect of which the Common Share Conversion Right is being exercised;

(ii) deliver to the transfer agent for the Common Shares any share certificate or certificates representing the Common Shares in respect of which the Common Share Conversion Right is being exercised; and

(iii) pay any applicable stamp tax or similar duty on or in respect of such conversion.

No certificates representing Proportionate Voting Shares acquired upon exercise of the Common Share Conversion Right will be delivered to the holders of Common Shares. If Proportionate Voting Shares issued upon such conversion and deposited under such Offer are withdrawn by such holder, or such Offer is abandoned, withdrawn or terminated by the offeror, or such Offer expires without the offeror taking up and paying for such Proportionate Voting Shares, such Proportionate Voting Shares and any fractions thereof issued shall automatically, without further action on the part of the holder thereof, be reconverted into Common Shares on the basis of one (1) Proportionate Voting Share for [one thousand (1000)] Common Shares, and the Company will procure that the transfer agent for the Common Shares shall send to such holder a direct registration statement, certificate or certificates representing the Common Shares acquired upon such reconversion. If the offeror under such Offer takes up and pays for the Proportionate Voting Shares acquired upon exercise of the Common Share Conversion Right, the Company shall procure that the transfer agent for the Common Shares shall deliver to the holders of such Proportionate Voting Shares the consideration paid for such Proportionate Voting Shares by such Offeror.

ARTICLE 2 -SPECIAL RIGHTS AND RESTRICTIONS ATTACHED TO PROPORTIONATE VOTING SHARES

2.1	Voting

The holders of Proportionate Voting Shares shall be entitled to receive notice of and to attend and vote at all meetings of shareholders of the Company at which holders of Common Shares are entitled to vote. Subject to Article 2.3, each Proportionate Voting Share shall entitle the holder to [one thousand (1000)] votes and each fraction of a Proportionate Voting Share shall entitle the holder to the number of votes calculated by multiplying the fraction by [one thousand (1000)] and rounding the product down to the nearest whole number, at each such meeting.

2.2	Equality

Except as set out in Article 1 and in this Article 2, the Common Shares and Proportionate Voting Shares have the same rights and are equal in all respects and are treated by the Company as if they were shares of one class only.

2.3	Alteration to Rights of Proportionate Voting Shares

So long as any Proportionate Voting Shares remain outstanding, the Company will not, without the consent of the holders of Proportionate Voting Shares expressed by separate special resolution, alter or amend these Articles if the result of such alteration or amendment would:

(a) prejudice or interfere with any right or special right attached to the Proportionate Voting Shares; or

(b) affect the rights or special rights of the holders of Common Shares and Proportionate Voting Shares on a per share basis which differs from the basis of one (1) per share in the case of the Common Shares, and [one thousand (1000)] per share in the case of the Proportionate Voting Shares.

At any meeting of holders of Proportionate Voting Shares called to consider such a separate special resolution, each Proportionate Voting Share shall entitle the holder to one (1) vote and each fraction of a Proportionate Voting Share will entitle the holder to the corresponding fraction of one (1) vote.

2.4	Dividends

Subject to the preferences accorded to the holders of the Preferred shares:

(a) The holders of Proportionate Voting Shares shall be entitled to receive such dividends payable in cash or property of the Company as may be declared by the Board of Directors from time to time. The Board of Directors may declare no dividend payable in cash or property (other than a stock dividend payable in Common Shares or Proportionate Voting Shares) on the Proportionate Voting Shares unless the Board of Directors simultaneously declare a dividend payable in cash or property on the Common Shares (other than a stock dividend payable in Common Shares) in an amount equal to the amount of the dividend declared per Proportionate Voting Share divided by [one thousand (1000)].

(b) The Board of Directors may declare a stock dividend payable in Proportionate Voting Shares on the Proportionate Voting Shares or Common Shares on the Proportionate Voting Shares, but only if the Board of Directors simultaneously declares a stock dividend payable in:

(i) in the case of a stock dividend payable in Proportionate Voting Shares on the Proportionate Voting Shares (or fraction thereof), Common Shares on the Common Shares, in a number of shares per Common equal to the number of shares declared per Proportionate Voting Share (or fraction thereof); or

(ii) in the case of a stock dividend payable in Common Shares on the Proportionate Voting Shares (or fraction thereof), Common Shares on the Common Shares, in a number of shares per Common Share equal to the number of shares declared per Proportionate Voting Share (or fraction thereof), divided by [one thousand (1000)].

(c) Holders of fractional Proportionate Voting Shares shall be entitled to receive any dividend declared on the Proportionate Voting Shares, in an amount equal to the dividend per Proportionate Voting Share multiplied by the fraction thereof held by such holder.

2.5	Liquidation Rights

In the event of the liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or in the event of any other distribution of assets of the Company to its shareholders for the purpose of winding up its affairs, the holders of the Proportionate Voting Shares shall be entitled to participate pari passu with the holders of Common Shares on the basis that each Proportionate Voting Share will be entitled to the amount of such distribution per Common Share multiplied by [one thousand (1000)], and each fraction of a Proportionate Voting Share will be entitled to the amount calculated by multiplying the fraction by the amount payable per whole Proportionate Voting Share, but only after payment to the holders of Preferred shares, in accordance with the preference on liquidation, dissolution or winding-up accorded to the holders of the Preferred shares.

2.6	Subdivision or Consolidation

The Proportionate Voting Shares shall not be consolidated or subdivided unless the Common Shares are simultaneously consolidated or subdivided utilizing the same divisor or multiplier.

2.7	Conversion

(a)	Voluntary Conversion.

Subject to the limitation set forth in Article 2.7(a)(iv) (the “Conversion Limitation”), holders of Proportionate Voting Shares shall have the following rights of conversion (the “Proportionate Share Conversion Right”):

(i) Right to Convert. Each Proportionate Voting Share shall be convertible at the option of the holder into such number of Common Shares as is determined by multiplying the number of Proportionate Voting Shares in respect of which the Proportionate Share Conversion Right is exercised by [one thousand (1000)]. Fractions of Proportionate Voting Shares may be converted into such number of Common Shares as is determined by multiplying the fraction by [one thousand (1000)].

(ii) Conversion Limitation. Unless already appointed, upon receipt of a PVS Conversion Notice (as defined below), the Board of Directors (or a committee thereof) shall designate an officer of the Company who shall determine whether the Conversion Limitation set forth in this Article shall apply to the conversion referred to therein (the “Conversion Limitation Officer”).

(iii) Foreign Private Issuer Status. The Company shall use commercially reasonable efforts to maintain its status as a “foreign private issuer” (as determined in accordance with Rule 3b-4 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Accordingly, the Company shall not give effect to any voluntary conversion of Proportionate Voting Shares pursuant to this Article or otherwise, and the Proportionate Share Conversion Right will not apply, to the extent that after giving effect to all permitted issuances after such conversion of Proportionate Voting Shares, the aggregate number of Common Shares and Proportionate Voting Shares (calculated on the basis that each Common Share and Proportionate Voting share is counted once, without regard to the number of votes carried by such share) held of record, directly or indirectly, by residents of the United States (as determined in accordance with Rules 3b-4 and 12g3-2(a) under the Exchange Act (“U.S. Residents”) would exceed forty percent (40%) (the “40% Threshold”) of the aggregate number of Common Shares and Proportionate Voting Shares (calculated on the same basis) issued and outstanding (the “FPI Restriction”) as calculated herein. The Board of Directors may by resolution increase the 40% Threshold to a number not to exceed fifty percent (50%), and if any such resolution is adopted, all references to the 40% Threshold herein shall refer instead to the amended percentage threshold set by the Board of Directors in such resolution, and the formula in Article 2.7(a)(iv) shall be adjusted to give effect to such amended percentage threshold.

(iv) Conversion Limitation. In order to give effect to the FPI Restriction, the number of Common Shares issuable to a holder of Proportionate Voting Shares upon exercise by such holder of the Proportionate Share Conversion Right will be subject to the 40% Threshold based on the number of Proportionate Voting Shares held by such holder as of the date of issuance of Proportionate Voting Shares to such holder, and thereafter at the end of each of the Company’s subsequent fiscal quarters (each, a “Determination Date”), calculated as follows:

X = [(0.4A + 0.6D - B) / (0.6)] x (C/D)

Where, on the Determination Date and prior to the exercise of such holder’s Proportionate Share Conversion Right:

X = Maximum Number of Common Shares which may be issued upon exercise of the Proportionate Share Conversion Right.

A = Aggregate number of Common Shares and Proportionate Voting Shares issued and outstanding.

B = Aggregate number of Common Shares and Proportionate Voting Shares held of record, directly or indirectly, by U.S. Residents.

C = Aggregate Number of Proportionate Voting Shares held by such holder.

D = Aggregate Number of All Proportionate Voting Shares.

The Conversion Limitation Officer shall determine as of each Determination Date, in his or her sole discretion acting reasonably, the aggregate number of Common Shares and Proportionate Voting Shares held of record, directly or indirectly, by U.S. Residents, the maximum number of Common Shares which may be issued upon exercise of the Proportionate Share Conversion Right, generally in accordance with the formula set forth immediately above. Upon request by a holder of Proportionate Voting Shares, the Company will provide each holder of Proportionate Voting Shares with notice of such maximum number as at the most recent Determination Date, or a more recent date as may be determined by the Conversion Limitation Officer in its discretion. To the extent that issuances of Common Shares on exercise of the Proportionate Share Conversion Right would result in the 40% Threshold being exceeded, the number of Common Shares to be issued will be pro-rated among each holder of Proportionate Voting Shares exercising the Proportionate Share Conversion Right.

Notwithstanding the provisions of this Article 2.7(a) (iii) and (iv), the Board of Directors may by resolution waive the application of the Conversion Limitation to any exercise or exercises of the Proportionate Share Conversion Right to which the Conversion Limitation would otherwise apply, or to future Conversion Limitation generally, including with respect to a period of time.

(v)	Disputes.

A. Any holder of Proportionate Voting Shares who beneficially owns more than 5% of the issued and outstanding Proportionate Voting Shares may submit a written dispute as to the calculation of the 40% Threshold or the FPI Restriction by the Conversion Limitation Officer to the Board of Directors with the basis for the disputed calculations. The Company shall respond to the holder within 5 (five) business days of receipt of the notice of such dispute with a written calculation of the 40% Threshold or the FPI Restriction, as applicable. If the holder and the Company are unable to agree upon such calculation of the 40% Threshold or the FPI Restriction, as applicable, within 5 (five) business days of such response, then the Company and the holder shall, within 1 (one) business day thereafter submit the disputed calculation of the 40% Threshold or the FPI Restriction to the Company’s independent auditor or another firm of independent auditors selected by the Board. The Company, at the Company’s expense, shall cause the auditor to perform the calculations in dispute and notify the Company and the holder of the results no later than 5 (five) business days from the time it receives the disputed calculations. The auditor’s calculations shall be final and binding on all parties, absent demonstrable error.

B. In the event of a dispute as to the number of Common Shares issuable to a holder of Proportionate Voting Shares in connection with a voluntary conversion of Proportionate Voting Shares, the Company shall issue to the holder of Proportionate Voting Shares the number of Common Shares not in dispute, and resolve such dispute in accordance with Article 2.7(a)(v) (A).

(vi) Mechanics of Conversion. Before any holder of Proportionate Voting Shares shall be entitled to voluntarily convert Proportionate Voting Shares into Common Shares in accordance with this Article 2.7 (a), the holder shall surrender the certificate or certificates representing the Proportionate Voting Shares to be converted at the head office of the Company, or the office of any transfer agent for the Proportionate Voting Shares, and shall give written notice to the Company at its head office of his or her election to convert such Proportionate Voting Shares and shall state therein the name or names in which the certificate or certificates representing the Common Shares are to be issued (a “PVS Conversion Notice”). The Company shall (or shall cause its transfer agent to) as soon as practicable thereafter, issue to such holder or his or her nominee, a certificate or certificates or direct registration statement representing the number of Common Shares to which such holder is entitled upon conversion. Such conversion shall be deemed to have taken place immediately prior to the close of business on the day on which the certificate or certificates representing the Proportionate Voting Shares to be converted is surrendered and the PVS Conversion Notice is delivered, and the person or persons entitled to receive the Common Shares issuable upon such conversion shall be treated for all purposes as the holder or holders of record of such Common Shares as of such date.

(b)	Mandatory Conversion.

(i) The Board of Directors may at any time determine by resolution (a “Mandatory Conversion Resolution”) that it is no longer in the best interests of the Company that the Proportionate Voting Shares are maintained as a separate class of shares of the Company. If a Mandatory Conversion Resolution is adopted, then all issued and outstanding Proportionate Voting Shares will automatically, without any action on the part of the holder, be converted into Common Shares on the basis of one (1) Proportionate Voting Share for [one thousand (1000)] Common Shares, and in the case of fractions of Proportionate Voting Shares, such number of Common Shares as is determined by multiplying the fraction by [one thousand (1000)] as of a date to be specified in the Mandatory Conversion Resolution (the “Mandatory Conversion Record Date”). At least twenty (20) calendar days prior to the Mandatory Conversion Record Date, the Company will send, or cause its transfer agent to send, notice to each holder of Proportionate Voting Shares of the adoption of a Mandatory Conversion Resolution (a “Mandatory Conversion Notice”) and specifying:

A. the Mandatory Conversion Record Date;

B. the number of Common Shares into which the Proportionate Voting Shares held by such holder are to be converted; and

C. the address of record of such holder.

On the Mandatory Conversion Record Date, the Company shall issue or shall cause its transfer agent to issue to each holder of Proportionate Voting Shares certificates representing the number of Common Shares into which the Proportionate Voting Shares are converted, and each certificate representing Proportionate Voting Shares shall be null and void.

(ii) From the date of the Mandatory Conversion Resolution, the Board of Directors shall no longer be entitled to issue any further Proportionate Voting Shares whatsoever.

(c) Fractional Shares. No fractional Common Shares shall be issued upon the conversion of any Proportionate Voting Shares or fractions thereof, and the number of Common Shares to be issued shall be rounded down to the nearest whole number. In the event Common Shares are converted into Proportionate Voting Shares the number of applicable Proportionate Voting Shares shall be rounded down to two decimal places.

(d) Effect of Conversion. All Proportionate Voting Shares which are converted as herein provided shall no longer be outstanding and all rights with respect to such shares shall immediately cease and terminate at the time of conversion, except only for the right of the holders thereof to receive Common Shares in exchange therefor.

2.8	Transfer.

(a) Notwithstanding Article ☐, unless the Board of Directors have consented to such transfer, no Proportionate Voting Share may be transferred unless such transfer:

(i) is made to (A) an initial holder of Proportionate Voting Shares, or (B) an affiliate of, or person controlled, directly or indirectly, by, an initial holder of Proportionate Voting Shares (each, a “Permitted Holder”); and

(ii) complies with United States and other applicable securities laws, rules and regulations.

(b) Subject to the Conversion Limitation, any Proportionate Voting Shares sold or transferred to a Person who is not a Permitted Holder shall be automatically converted to Common Shares, unless otherwise determined by the Board of Directors.

For purposes of this Article 2.8:

(c) “affiliate” means, with respect to any Person, any other person which is directly or indirectly through one or more intermediaries controlled by, or under common control with, such Person.

(d) A Person is “controlled” by another person or other persons if: (i) in the case of a company or other body corporate wherever or however incorporated: (A) securities entitled to vote in the election of Board of Directors carrying in the aggregate at least a majority of the votes for the election of Board of Directors and representing in the aggregate at least a majority of the participating (equity) securities are held, other than by way of security only, directly or indirectly, by or solely for the benefit of the other Person or

Persons; and (B) the votes carried in the aggregate by such securities are entitled, if exercised, to elect a majority of the Board of Directors of such company or other body corporate; or (ii) in the case of a Person that is not an individual or a company or other body corporate, at least a majority of the participating (equity) and voting interests of such Person are held, directly or indirectly, by or solely for the benefit of the other Person or Persons; and “controls”, “controlling” and “under common control with” shall be interpreted accordingly.

(e) “Person” means any individual, partnership, corporation, company, association, trust, joint venture or limited liability company.

ARTICLE 3 - SPECIAL RIGHTS AND RESTRICTIONS ATTACHED TO PREFERRED SHARES

3.1	Issuance in Series

(a) The Board of Directors of the Company may at any time and from time to time issue the Preferred shares in one or more series.

(b) Subject to the Act and these Articles, the Board of Directors, if none of the Preferred shares of any particular series are issued, alter these Articles and authorize the alteration of the Notice of Articles of the Company, as the case may be, to do one or more of the following:

(i) determine the maximum number of shares of any of those series of Preferred shares that the Company is authorized to issue, determine that there is no such maximum number, or alter any determination made under this paragraph (i) or otherwise in relation to a maximum number of those shares;

(ii) create an identifying name by which the shares of any of those series of Preferred shares may be identified, or alter any identifying name created for those shares; and

(iii) attach special rights or restrictions to the shares of any of those series of Preferred shares or alter any special rights or restrictions attached to those shares, including, but without limiting or restricting the generality of the foregoing, special rights or restrictions with respect to:

A. the rate, amount, method of calculation and payment of any dividends, whether cumulative, partly cumulative or non-cumulative, and whether such rate, amount, method of calculation or payment is subject to change or adjustment in the future;

B. any rights upon a dissolution, liquidation or winding-up of the Company or upon any other return of capital or distribution of the assets of the Company among its shareholders for the purpose of winding up its affairs;

C. any rights of redemption, retraction or purchase for cancellation and the prices and terms and conditions of any such rights;

D. any rights of conversion, exchange or reclassification and the terms and conditions of any such rights;

E. any voting rights and restrictions;

F. the terms and conditions of any share purchase plan or sinking fund;

G. restrictions respecting payment of dividends on, or the return of capital, repurchase or redemption of, any other shares of the Company; and

H. any other special rights or restrictions, not inconsistent with these share provisions, attaching to such series of Preferred shares.

(c) No special rights or restrictions attached to any series of Preferred shares will confer upon the shares of that series a priority over the shares of any other series of Preferred shares in respect of dividends or a return of capital in the event of the dissolution of the Company or on the occurrence of any other event that entitles the shareholders holding the shares of all series of the Preferred shares to a return of capital. The Preferred shares of each series will, with respect to the payment of dividends and the distribution of assets or return of capital in the event of dissolution or on the occurrence of any other event that entitles the shareholders holding the shares of all series of the Preferred shares to a return of capital, rank on a parity with the shares of every other series.

3.2	Class Rights or Restrictions

(a) Holders of Preferred shares will be entitled to preference with respect to payment of dividends over the Common Shares, the Proportionate Voting Shares and any other shares ranking junior to the Preferred shares with respect to payment of dividends.

(b) In the event of the liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, or any other distribution of the assets of the Company among its shareholders for the purpose of winding up its affairs, the holders of the Preferred shares will be entitled to preference over the Common Shares, the Proportionate Voting Shares and any other shares ranking junior to the Preferred shares with respect to the repayment of capital paid up on and the payment of unpaid dividends accrued on the Preferred shares.

(c) The Preferred shares may also be given such other preferences over the Common shares, the Proportionate Voting Shares and any other shares ranking junior to the Preferred shares as may be fixed by Board of Directors’ resolution as to the respective series authorized to be issued.

Schedule “B”

CERTIFICATE OF MERGER

OF

COLUMBIA CARE LLC

(a Delaware limited liability company)

WITH AND INTO

[MERGERSUB]

(a Delaware limited liability company)

Pursuant to Section 18-209 of the Delaware Limited Liability Company Act (the “DLLCA”), the undersigned limited liability company, organized and existing under and by virtue of the DLLCA, does hereby certify:

FIRST: That the parties to the merger (the “Constituent Companies”) are Columbia Care LLC, a limited liability company organized and existing under the laws of the State of Delaware, and [MergerSub], a limited liability company organized and existing under the laws of the State of Delaware.

SECOND: That a Transaction Agreement, dated as of November 21, 2018 (the “Agreement”), by and among Canaccord Genuity Growth Corp., the sole member of [MergerSub] (“CGGC”) and Columbia Care LLC and such Agreement constitutes a plan of merger within the meaning of subsection (a) of Section 18-209 of the DLLCA.

THIRD: That CGGC and each of the Constituent Companies has approved the Agreement in accordance with the requirements of subsection (b) of Section 18-209 of the DLLCA.

FOURTH: That the surviving limited liability company is [MergerSub] (the “Surviving Company”), a Delaware limited liability company.

FIFTH: That the name of the Surviving Company shall be [“                    ”].

SIXTH: That this Certificate of Merger shall become effective upon the filing hereof with the Secretary of State of the State of Delaware (the “Effective Time”).

SEVENTH: That the executed Agreement is on file at the principal place of business of the Surviving Company at [                    ].

EIGHTH: That a copy of the executed Agreement will be furnished by the Surviving Company on request, without cost, to any member of the Constituent Companies.

IN WITNESS WHEREOF, [MergerSub] has caused this Certificate of Merger to be signed by its authorized officer on the      day of         , 20    .

[MERGERSUB]

(a Delaware limited liability company)

By:
Name:
Title: